                                                                    EXHIBIT 10.2




    ________________________________________________________________________





                       PREFERRED STOCK PURCHASE AGREEMENT

                         dated as of September 10, 1997

                                    between

                             PILLOWTEX CORPORATION

                                      and

                        THE PURCHASERS SET FORTH HEREIN





    ________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                                     Page
ARTICLE 1  DEFINITIONS:  CERTAIN REFERENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   Section 1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2  CLOSING AND PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   Section 2.1  Time and Place of the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   Section 2.2  Transactions at the Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE 3  REPRESENTATIONS AND WARRANTIES
           OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
   Section 3.1  Organization, Power, Authority, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
   Section 3.2  Due Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 3.3  Validity, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 3.4  Capitalization of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 3.5  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 3.6  SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   Section 3.7  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 3.8  Contingent Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 3.9  Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 3.10  No Existing Violation, Default, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 3.11  Licenses, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   Section 3.12  Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   Section 3.13  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   Section 3.14  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   Section 3.15  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Section 3.16  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Section 3.17  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Section 3.18  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Section 3.19  Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   Section 3.20  Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   Section 3.21  Absence of Certain Developments; No Material Adverse Change  . . . . . . . . . . . . . . . . . . . .  17
   Section 3.22  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   Section 3.23  Securities Law Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   Section 3.24  Accuracy of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   Section 3.25  Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   Section 3.26  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   Section 3.27  Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE  4  REPRESENTATIONS AND WARRANTIES
            OF THE PURCHASERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   Section 4.1  Organization, Good Standing, Power, Authority, Etc. . . . . . . . . . . . . . . . . . . . . . . . . .  19
   Section 4.2  No Conflicts; No Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

   Section 4.3  Acquisition for Own Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 4.4  Ownership of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 4.5  Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 4.6  Investor Suitability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 4.7  Disclosure of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 4.8  Investment Experience . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 4.9  Restricted Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Section 4.10  Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 5  COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Section 5.1  Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Section 5.2  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Section 5.3  Pre-Closing Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Section 5.4  No Inconsistent Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 5.5  Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 5.6  Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 5.7  Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 5.8  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   Section 5.9  Reservation of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   Section 5.10  Licenses; Other Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   Section 5.11  Material Changes and Other Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   Section 5.12  Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   Section 5.13  Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   Section 5.14  Operational Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 6  SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Section 6.1  Survival Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Section 6.2  Indemnification by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Section 6.3  Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Section 6.4  Registration Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE  7  REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Section 7.1  Demand Registrations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Section 7.2  Piggyback Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   Section 7.3  Indemnification by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   Section 7.4  Indemnification by the Purchasers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   Section 7.5  Notices of Claims, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   Section 7.6  Other Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   Section 7.7  Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   Section 7.8  Registration Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
   Section 7.9  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   Section 7.10  Assignment of Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   Section 7.11  Other Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   Section 7.12  Rule 144; Rule 144A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   Section 7.13  Limitation on Requirement to File or Amend Registration Statement  . . . . . . . . . . . . . . . . .  38





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

ARTICLE 8  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   Section 8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   Section 8.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 9  CONDITIONS PRECEDENT TO THE OBLIGATIONS
           OF THE PURCHASERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   Section 9.1  Compliance by the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   Section 9.2  No Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   Section 9.3  Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   Section 9.4  Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   Section 9.5  Lauren Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   Section 9.6  Articles of Incorporation and By-laws; Ownership Structure  . . . . . . . . . . . . . . . . . . . . .  40
   Section 9.7  Closing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   Section 9.8  Company Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   Section 9.9  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   Section 9.10  Condition and Status of the Company and the Target . . . . . . . . . . . . . . . . . . . . . . . . .  42
   Section 9.11  Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   Section 9.12  No Shareholders or Voting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   Section 9.13  Financial Markets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   Section 9.14  Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 10  CONDITIONS PRECEDENT TO THE OBLIGATIONS
            OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   Section 10.1  Purchaser Representation and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   Section 10.2  Target Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   Section 10.3  No Legal Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 11  MISCELLAENOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   Section 11.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   Section 11.2  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
   Section 11.3  Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   Section 11.4  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   Section 11.5  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   Section 11.6  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   Section 11.7  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   Section 11.8  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   Section 11.9  Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   Section 11.10  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   Section 11.11  Submission to Jurisdiction; Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . .  46
   Section 11.12  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47





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
         PREFERRED STOCK PURCHASE AGREEMENT dated as of September 10, 1997, between PILLOWTEX CORPORATION, a Texas corporation (the "Company"), and the purchasers set forth on Exhibit A hereto (each, including their respective successors and permitted assigns, a "Purchaser" and, collectively, the "Purchasers").

         WHEREAS, as of September 5, 1997, the Company has issued and outstanding 10,751,497 shares of common stock, par value $0.01 per share (the "Common Stock"), being 100% of the outstanding Common Stock of the Company as of such date and 20,000,000 shares of authorized preferred stock, par value $0.01 per share (the "Preferred Stock"), being 100% of the authorized Preferred Stock of the Company (none of which has been designated or is outstanding); and

         WHEREAS, subject to the terms and conditions set forth herein, the Purchasers will pay an aggregate of $65,000,000 as the purchase price (the "Purchase Price") for 65,000 shares of Preferred Stock to be designated Series A Redeemable Convertible Preferred Stock having the rights and preferences set forth in Exhibit B hereto.

         NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein and in the other Investment Agreements, the Company and the Purchaser agrees as follows:


                                   ARTICLE 1

                        DEFINITIONS: CERTAIN REFERENCES

         Section 1.1 Definitions. The terms defined in this Article 1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

                 "Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                 "Affiliate" of any specified Person means:

                 (a) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person; or

                 (b) any other Person which beneficially owns or holds ten percent or more of any class of the share capital normally entitled to vote in the election of directors of such specified Person; or

                 (c) any other Person of which ten percent or more of the share capital normally entitled to vote in the election of directors of such Person is beneficially owned or held by such specified Person or a subsidiary of such specified Person; or

                 (d) any other Person who is a director or officer (i) of such specified Person; (ii) of any Subsidiary of such specified Person or (iii) of any Person described in paragraph
                 (a) above; and

for purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                 "Agreement" means this Preferred Stock Purchase Agreement, including all exhibits and schedules attached hereto.

                 "Annual Report" means the Company's Annual Report on Form 10-K for the 1996 Fiscal Year, as filed with the SEC.

                 "Apollo Purchasers" shall mean each of Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (UK) Partners III, L.P.

                 "Approval" means each and every authorization, approval, consent, license, filing and registration by, with or from any nation or state or other political subdivision thereof or by or with any regulatory or governmental authority of any nation or state or other political subdivision thereof, self-regulatory organization or stock exchange, necessary to authorize or permit the execution, delivery or performance of this Agreement or any other Transaction Document or for the validity, enforceability or admissibility into evidence hereof or thereof.

                 "Articles of Incorporation" shall mean the Restated Articles of Incorporation of the Company dated January 18, 1993, as amended by articles of amendment dated March 12, 1993, in effect as of the date hereof, and as amended, supplemented or restated from time to time.

                 A "Bankruptcy Event" shall be deemed to have occurred with respect to a Person if such Person shall:

                          (i) generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

                          (ii) apply for, consent to or acquiesce in, the appointment of a liquidator, trustee, receiver, sequestrator or other custodian for itself or any of its Material Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

                          (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a liquidator, trustee, receiver, sequestrator or other custodian for itself or any of its Material Subsidiaries or for a substantial part of the property of any thereof and such appointment shall not be discharged within 30 days;

                          (iv) commence, or permit or suffer to exist the commencement of, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person or any of its Material Subsidiaries, and, if such case or proceeding is not commenced by such Person or any such Subsidiaries, such case or proceeding shall be consented to or acquiesced in by such Person or any of its Material Subsidiaries or shall result in the entry of any order for relief or shall remain for 30 days undismissed; or

                          (v)     take any action to authorize any of the
                          foregoing.

                 "Bankruptcy Law" means Title 11, United States Code, or any similar federal, state or foreign law for the relief of debtors.

                 "Benefits Plan" shall have the meaning set forth in Section
3.20.

                 "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

                 "By-laws" shall mean the By-laws of the Company as in effect on the date hereof and as amended, supplemented or restated from time to time.

                 A "Change of Control" shall have the meaning set forth in the Convertible Preferred Stock Statement of Resolution.

                 "Closing" shall have the meaning assigned to it in Section 2.1.

                 "Closing Date" shall have the meaning assigned to it in
Section 2.1.

                 "Code" means the United States Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code also refer to any successor sections.

                 "Convertible Preferred Stock Statement of Resolution" means the provisions setting forth the designations of the Preferred Shares as set forth in Exhibit B hereto.

                 "Conversion Shares" means the shares of Common Stock issuable or issued upon conversion of the Preferred Shares pursuant to the terms of the Convertible Preferred Stock Statement of Resolution.

                 "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

                 "Disclosure Schedule" means, prior to the date of delivery of the Final Disclosure Schedule as described in Section 5.13, the Disclosure Schedule attached hereto as Schedule I and, from and after such date, the Final Disclosure Schedule provided pursuant to Section 5.13, as it may be amended, supplemented or otherwise modified from time to time by the Company with the written consent of the Purchaser.

                 "Dollars" and the sign "$" mean lawful money of the United States.

                 "Environmental Laws" shall have the meaning set forth in
Section 3.13.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

                 "Event of Noncompliance" shall have the meaning assigned to it in the Convertible Preferred Stock Statement of Resolution.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 "Fiscal Quarter" means any quarter of a Fiscal Year.

                 "Fiscal Year" means any period of 12 consecutive calendar months ending on the Saturday closest to December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the "1991 Fiscal Year") refer to the Fiscal Year ending on the Saturday closest to December 31 occurring during such calendar year (or the preceding fiscal year in the event that the Saturday closest to December 31 of such Fiscal Year is in January).

                 "GAAP" means generally accepted accounting principles consistently applied in the United States, unless any other jurisdiction is specified, in which case it shall be the equivalent set of accounting principles for such jurisdiction.

                 "Group" means two or more persons acting in concert or as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of an issuer.

                 "Indebtedness" shall mean (i) any obligation of the Company or any Subsidiary, contingent or otherwise, which under GAAP is required to be shown on the balance sheet of the Company or such Subsidiary as a liability and
(ii) any guaranty or similar obligation by the Company or any Subsidiary of the indebtedness of any Person. Any obligation secured by a Lien on, or payable out of the proceeds of or production from, property of the Company or any Subsidiary shall be deemed to be indebtedness even though such obligation is not assumed by the Company or Subsidiary.

                 "Indebtedness for Borrowed Money" shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company or any Subsidiary, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, and (c) all such Indebtedness guaranteed by the Company or any Subsidiary or for which the Company or any Subsidiary is otherwise contingently liable by contract.

                 "Indenture" means the Indenture dated as of November 12, 1996, between the Company, certain guarantors described therein and Bank One, Columbus, N.A., as trustee, relating to the Series A and Series B 10% Senior Subordinated Notes due 2006 of the Company as in effect on the Closing Date.

                 "Instrument" means any contract, agreement, indenture, mortgage, security, document or writing under which any obligation is evidenced, assumed or undertaken, or any Security Interest is granted or perfected.

                 "Intellectual Property Rights" shall have the meaning set forth in Section 3.25.

                 "Investment Agreements" means this Agreement and each Instrument to be executed or delivered pursuant hereto including, without limitation, the Convertible Preferred Stock Statement of Resolution, and the letter agreement dated August 19, 1997 relating to transaction expenses between the Company and Apollo Management, L.P.

                 "Lauren Agreement" shall have the meaning assigned to it in
Section 3.25.

                 "Licenses" shall have the meaning set forth in Section 3.11.

                 "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

                 "Loan Documents" means, collectively, (i) those certain letter agreements dated September 10, 1997 between NationsBank of Texas, N.A., NationsBank Capital Markets, Inc. and the Company relating to the provision to the Company of a senior revolving credit facility in the aggregate amount up to $350,000,000 and a senior term loan facility in an aggregate principal amount of $250,000,000 and the payment by the Company of related fees; (ii) that certain letter agreement, dated September 10, 1997, between NationsBridge, L.L.C. and the Company relating to the provision to the Company of standby credit facilities in an aggregate principal amount of up to $150,000,000 and the payment by the Company of related fees (the "Bridge Facility"); and (iii) that certain letter agreement dated September 10, 1997 between NationsBank Capital Markets, Inc. and the Company relating to the engagement by the Company of NationsBank Capital Markets, Inc. to act as lead placement agent or underwriter in connection with the proposed issuance and sale of senior subordinated debt securities in an aggregate principal amount of approximately $150,000,000.

                 "Material Adverse Effect" means a material adverse effect on the assets, results of operations, business, prospects or condition (financial or otherwise) of the specified entity and its Subsidiaries, if any, taken as a whole.

                 "Material Subsidiaries" means those Subsidiaries of the specified entity that are material to such entity's results of operations, business prospects or condition (financial or otherwise).

                 "Merger Agreement" means the Merger Agreement dated September 10, 1997 among the Company, the Target and Merger Sub set forth in Exhibit C hereto.

                 "Merger Sub" means Pegasus Merger Sub, Inc., a Delaware corporation.

                 "Person" means any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

                 "Preferred Shares" means shares of Series A Redeemable Convertible Preferred Stock.

                 "Purchase Price" means the cash amount of $65,000,000 payable by the Purchaser to the Company at Closing for the purchase of the Preferred Shares.

                 "Quarterly Reports" means the Company's Quarterly Reports for the Fiscal Quarters ended on the Saturday closest to March 31, 1997 and June 30, 1997 each as filed with the SEC under cover of Form 10-Q, and any amendments thereto.

                 "Representatives" shall have the meaning set forth in Section 5.7.

                 "Sale-Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary of the Company transfers such property to a person and leases it back from such person in a transaction accounted for as a capital lease under GAAP.

                 "SEC" means the U.S. Securities and Exchange Commission.

                 "SEC Documents" means all documents filed by the Company with the SEC since January 1, 1994.

                 "Security Interest" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), or any financing lease involving substantially the same economic effect as any of the foregoing.

                 "Subsidiary" means, as to any Person, (a) any corporation 51% or more of the outstanding shares of capital stock of which having ordinary voting power for the election of directors is owned directly or indirectly by such Person and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has 51% or more of an equity interest at the time. The Target shall not be deemed a Subsidiary of the Company prior to the closing of the transactions contemplated by the Merger Agreement.

                 "Target" shall mean Fieldcrest Cannon Inc., a Delaware corporation.

                 "Target Acquisition" means the Company's proposed acquisition of the Target pursuant to the terms of the Merger Agreement.

                 "Transaction Documents" means the Investment Agreements, the Merger Agreement and the Loan Documents.

                 "Transaction Expenses" means the reasonable out of pocket expenses of the Purchasers or any of their respective Affiliates (whether or not incurred prior to the date hereof), including without limitation, the fees, disbursements and other reasonable expenses of lawyers, accountants, actuaries, appraisers, consultants and any other advisors thereto, arising out of or relating to the discussion, evaluation, negotiation, documentation and closing or potential closing of the transactions contemplated by the Investment Agreements, without regard to whether or not such transactions are consummated.

                 "United States" or "U.S." means the United States of America, its 50 states and the District of Columbia.

         Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.


                                   ARTICLE 2

                              CLOSING AND PAYMENT

         Section 2.1 Time and Place of the Closing. The closing for the transactions contemplated to occur herein (the "Closing") shall take place at the office of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, on the date, and simultaneously with the time of closing, contemplated by the Merger Agreement (provided that solely for purposes of determining the temporal order of the Closing and the closing contemplated by the Merger Agreement the Closing shall be deemed to have occurred immediately prior to the closing contemplated by the Merger Agreement), or on such other date and/or at such other place as the parties shall mutually agree (the "Closing Date").

         Section 2.2 Transactions at the Closing. At the Closing, subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, an aggregate of 65,000 Preferred Shares in the amounts set forth beside their respective names on Exhibit A hereto. The aggregate Purchase Price for all the Preferred Shares shall be $65,000,000, payable by wire transfer of immediately available funds to an account or accounts previously designated in writing by the Company at least two Business Days prior to the Closing Date. At the Closing, the Company shall deliver to the Purchasers certificates representing an aggregate of 65,000 Preferred Shares, each registered in the name of the respective Purchaser or its nominee against payment to the Company of the portion of the Purchase Price with respect thereto payable by such Purchaser. The obligations of the Apollo Purchasers contained in this Section 2.2 shall be joint and several.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to the Purchasers that:

         Section 3.1 Organization, Power, Authority, Etc. The Company is a company validly organized and existing and in good standing under the laws of Texas; each Subsidiary of the Company is validly organized and existing and in good standing under the laws of its jurisdiction of incorporation; each of the Company and each Subsidiary of the Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary except for such failures to be so qualified as would not individually or in the aggregate have a Material Adverse Effect on the Company; and the Company and each of its Subsidiaries has full power and authority to own and hold under lease its property and to conduct its business substantially as presently conducted by it except for such failures to have power and authority as would not individually or in the aggregate have a Material Adverse Effect on the Company. The Company has full power and authority to enter into and perform its obligations under this Agreement and each other Transaction Document executed or to be executed by it.

         Section 3.2 Due Authorization. Except as set forth in Item 3.2 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement, each other Transaction Document and each other certificate or document executed or to be executed by it, the performance by the Company of its obligations hereunder and thereunder and the issuance of the Preferred Shares, including the issuance of Common Stock upon the conversion thereof, by the Company have been duly authorized by all necessary corporate proceedings on the part of the Company (and no other corporate proceedings or actions on the part of the Company or its board of directors or stockholders are necessary therefor except for the approval in accordance with applicable law by holders of a majority of the Company's Common Stock present at a meeting at which a quorum is present and entitled to vote of the issuance of the Common Stock and Preferred Shares to be issued in connection with the Target Acquisition, this Agreement and the Convertible Preferred Stock Statement of Resolution), do not require any Approval which has not been obtained and will not be obtained prior to the Closing Date, do not and will not conflict with, result in any violation of, or constitute any default under, any provision of the Articles of Incorporation or By-laws of the Company, conflict with any provision of any material Instrument of the Company or any Subsidiary or any present law or governmental regulation applicable to the Company, any Subsidiary or any of its or their assets, properties or operations or any court decree or order applicable to the Company, any Subsidiary of the Company or its or their assets, properties or operations and will not result in or require the creation or imposition of any Security Interest on any of the properties of the Company or any Subsidiary of the Company pursuant to any material Instrument or result in the acceleration of any Indebtedness of the Company or any of its Subsidiaries, other than pursuant to any Transaction Document.

         Section 3.3 Validity, Etc. This Agreement constitutes, and each other Transaction Document executed by the Company will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

         Section 3.4 Capitalization of the Company. The authorized capital stock of the Company will at the Closing consist of: (A) 30,000,000 shares of Common Stock (subject to increase to 40,000,000 shares, subject to shareholder approval), 10,752,492 of which shares are outstanding on the date hereof and 613,390 of which shares are reserved for issuance pursuant to outstanding options to purchase shares of Common Stock granted under the Company's stock option plans, and (B) 20,000,000 shares of Preferred Stock, of which 200,000 will be designated Preferred Shares, 65,000 of which Preferred Shares will be issued and outstanding and owned by the Purchasers, at the Closing. No other capital stock of the Company is, or at the Closing will be, authorized and no other capital stock is, or at the Closing will be, issued. At the Closing, all of the Preferred Shares will be duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and entitled to the benefits of, and have the terms and conditions set forth in, the Articles of Incorporation. Except as set forth in Item 3.4 of the Disclosure Schedule and except as contemplated by this Agreement, there are no outstanding (A) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (B) warrants, rights or options to subscribe for or purchase from the Company any capital stock or any such convertible or exchangeable securities or obligations or (C) obligations of the Company to issue such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options. No person has preemptive or similar rights with respect to the securities of the Company. Except as set forth in Item 3.4 of the Disclosure Schedule, the consummation of the transactions contemplated by the Merger Agreement will not permit any holders of Indebtedness of the Company or the Target to convert such Indebtedness to capital stock of the Company or the Target.

         Section 3.5 Financial Statements. The audited consolidated financial statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Act, were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and its consolidated Subsidiaries at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries at the dates and for the periods to which they relate, subject to year-end audit adjustments (consisting only of normal recurring accruals), have been prepared in accordance with GAAP applied on a consistent basis except as otherwise stated therein and have been prepared on a basis consistent with that of the audited financial statements referred to above except as otherwise stated therein.

         Section 3.6  SEC Documents.

                 (a) The Company has delivered or made available to the Purchasers true and complete copies of: (i) the Annual Report, (ii) its Quarterly Reports and any other reports filed under cover of Form 8-K filed with the SEC since December 31, 1996, and (iii) all other SEC Documents.

                 (b) As of its filing date, each SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) referred to in (a) above, and each SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) that will be filed by the Company prior to the Closing Date, as amended or supplemented, if applicable, pursuant to the Exchange Act (i) complied or will comply in all material respects with the applicable requirements of the Exchange Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                 (c) Each registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) referred to in clause (a)(iii) filed, and any registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) that will be filed by the Company prior to the Closing Date (including, without limitation, the Joint Proxy Statement/Prospectus contemplated by the Merger Agreement), as amended or supplemented, if applicable, pursuant to the Act, as of the date such statement or amendment became or will become effective (i) complied or will comply in all material respects with the applicable requirements of the Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in light of the circumstances under which they were made).

                 (d) The Company has delivered or made available to the Purchasers true and complete copies of all correspondence between the SEC and the Company or its legal counsel, accountants or other advisors since January 1, 1996. The Company is not aware of any issues raised by the SEC with respect to any of the SEC Documents, other than those disclosed to the Purchaser pursuant to this Section 3.6(d).

         Section 3.7 Subsidiaries. Exhibit 21 to the Annual Report is a true, accurate and correct statement of all of the information required to be set forth therein by the rules and regulations of the SEC. Except as set forth in
Item 3.7 of the Disclosure Schedule, all of the outstanding capital stock of each Material Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through other Subsidiaries of the Company, free and clear of any Security Interest, restrictions upon voting or transfer, claim or encumbrance of any kind (other than such transfer restrictions as may exist under federal and state securities laws or any encumbrances between or among the Company and/or any Subsidiary of the Company), and there are no rights granted to or in favor of any third party, other than the Company or any Subsidiary of the Company, to acquire any such capital stock, any additional capital stock or any other securities of any such Subsidiary. Except as set forth in Item 3.7 of the Disclosure Schedule, there exists no restriction on the payment of cash dividends by any Subsidiary of the Company.

         Section 3.8 Contingent Liabilities. Except as set forth in Item 3.8 of the Disclosure Schedule or as fully reflected or reserved against in the financial statements included in the Annual Report or the Company's report for the Fiscal Year ended December 28, 1996, filed under cover of Form 10-K, or disclosed in the footnotes contained in such financial statements, the Company and its Subsidiaries have no liabilities (including tax liabilities), absolute or contingent, having or which either individually or in the aggregate are reasonably likely to have a Material Adverse Effect on the Company.

         Section 3.9 Approvals. Except as set forth on Item 3.9 of the Disclosure Schedule, no Approval is required to be obtained by the Company or any Subsidiary of the Company for the consummation of the transactions contemplated by this Agreement or by any of the Transaction Documents.

         Section 3.10 No Existing Violation, Default, Etc. None of the Company or any of the Company's Subsidiaries is in violation of (A) its Articles of Incorporation, By-laws or other organization documents or (B) except as set forth in Item 3.10 of the Disclosure Schedule, any applicable law, ordinance, administrative, governmental or stock exchange rule or regulation, which violation has or could reasonably be expected to have a Material Adverse Effect on the Company, or (C) except as set forth in Item 3.10 of the Disclosure Schedule, any order, decree or judgment of any court or governmental agency or body having jurisdiction over the Company or any such Subsidiary, which violation has or could reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Item 3.10 of the Disclosure Schedule, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement or any of the Transaction Documents, will exist under any Instrument to which the Company or any of the Company's Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, which event of default, or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, has or could reasonably be expected to have a Material Adverse Effect on the Company. The Preferred Shares will not be deemed Disqualified Stock as such term is defined in the Indenture.

         Section 3.11 Licenses, Etc. The Company and its Subsidiaries hold, own or possess all such governmental, regulatory and other filings, licenses, approvals, registrations, consents, franchises, concessions, patents, patent licenses or rights, trademarks, trade names, service marks, permits and copyrights (collectively, "Licenses") as are necessary for the ownership of the property and conduct of the business of the Company and its Subsidiaries, as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons, any violation of law or regulation or any breach of a contractual obligation, except to the extent that the failure to hold, own or possess such Licenses would not have a Material Adverse Effect on the Company. To the best of the Company's knowledge, none of such Licenses has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such License has been received by the Company or any Subsidiary. To the best of the Company's knowledge, after due inquiry, the Company and its Subsidiaries are in compliance with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate do not have, and are not reasonably expected to have, a Material Adverse Effect on the Company, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Licenses, except such events as would not have, or could not reasonably be expected to have, a Material Adverse Effect on the Company.

         Section 3.12 Title to Properties. The Company and its Subsidiaries have good and marketable title to all material properties (real and personal) owned by the Company and any such Subsidiary that are necessary for the conduct of the business of the Company and such Subsidiaries as currently conducted, free and clear of any Security Interest that may materially interfere with the conduct of the business of the Company and such Subsidiaries, taken as a whole, and all material properties held under lease by the Company or the Subsidiaries are held under valid, subsisting and enforceable leases.

         Section 3.13 Environmental Matters. To the best of its knowledge, none of the Company or any of its Subsidiaries is the subject of any current federal, state or local investigation under Environmental Laws (as defined below). None of the Company or any of its Subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for a claim), nor entered into any negotiations or agreements with any third party, relating to any liability or remedial action or potential material liability or remedial action under Environmental Laws, nor are there any pending or, to the best knowledge of the Company, threatened actions, suits or proceedings against or materially affecting the Company, any of its Subsidiaries or their properties, assets or operations in connection with any such Environmental Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, and such orders, decrees, judgments, permits and licenses to which the Company is a party or pursuant to which the Company is bound relating to public and worker health and safety and to the protection and clean-up of the natural environment and the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"). The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws. With respect to the properties, assets and operations, including any previously owned, leased or operated properties of the Company and its Subsidiaries, assets or operations, except as disclosed in Item 3.13 and except as would not have a Material Adverse Effect on the Company to the best knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may substantially interfere with or prevent compliance or continued compliance in all material respects with applicable Environmental Laws. Except as set forth in Item 3.13 of the Disclosure Schedule, the consummation of any or all of the transactions contemplated by the Transaction Documents will not require any application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any permit or license required under any Environmental Law. Except as disclosed in Item 3.13 and except as would not have a Material Adverse Effect on the Company (i) there are no consent decrees, judgments, judicial or administrative orders or agreements with, or Security Interests by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulates, obligates or binds the Company, any Subsidiary of the Company or any of their respective assets and (ii) there is no present or past release or threatened release of any hazardous substance as a result of which the Company has or reasonably may become liable to any Person.

                 True, complete and correct copies of the written reports, of all environmental audits or assessments which have been conducted at any facility currently owned or leased by the Company or any facility owned or leased by the Company within the past five years, have been made available to the Purchasers and a list of all such reports, audits and assessments is included in Item 3.13 of the Disclosure Schedule.

         Section 3.14 Taxes. The Company and all of its Subsidiaries have each timely filed all tax returns and reports required by law to have been filed by it and paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Each tax return filed by the Company or any Subsidiary of the Company correctly and accurately reflects the amount of its liability for taxes thereunder in all material respects and makes all material disclosures required by applicable provisions of law. The Company has no knowledge of any material adverse change in the rate or basis of assessment of any Tax. Neither the Company nor any Subsidiary has received any written notification from any taxing authority asserting any material unassessed liability for any tax. The Company and each of its Subsidiaries has taken all reasonable and customary steps to ensure that it has complied with all applicable tax laws and tax regulations of foreign, U.S. federal, state and local governments and all agencies thereof which affect the operation, properties, financial condition, operating results or business prospects of the Company or such Subsidiary to which the Company or such subsidiary may otherwise be subject.

         Section 3.15 Litigation. Except as set forth in Item 3.15 of the Disclosure Schedule, there is no pending action, suit, proceeding, arbitration or investigation against or affecting the Company or any of its Subsidiaries or any of their respective properties, assets or operations, or with respect to which the Company or any such Subsidiaries is responsible by way of indemnity or otherwise, (A) that is required under the Exchange Act to be described in the SEC Documents and was not so described, (B) that questions the validity of this Agreement or any of the other Transaction Documents or any action to be taken pursuant to this Agreement or any of the other Transaction Documents, or
(C) that would individually, or in the aggregate with all such other actions, suits, investigations or proceedings, reasonably be expected to have, a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents; and, to the best knowledge of the Company, except as set forth in Item 3.15 of the Disclosure Schedule, no such actions, suits, proceedings or investigations are threatened or contemplated.

         Section 3.16 Labor Matters. No labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other U.S. or foreign labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes or, to the knowledge of the Company, organizing activities pending or threatened against or involving the Company.

         Section 3.17 Indebtedness. Item 3.17 of the Disclosure Schedule contains a true and complete list, including the names of the parties thereto, of all debt instruments, loan agreements, indentures, guaranties or other obligations, whether written or oral, relating to (i) Indebtedness for Borrowed Money in excess of $100,000 or (ii) money loaned to others by the Company or its Subsidiaries in excess of $100,000. All of the aforesaid items were entered into in the ordinary course of business, are valid and binding, in full force and effect and are enforceable in accordance with their respective terms and there exists no breach or default, or any event which with notice or lapse of time or both, would constitute a breach or default by any party thereto.
All of the Company's and each Subsidiary's Indebtedness for Borrowed Money is disclosed on the balance sheet contained in the Company's most recent Quarterly Report.

         Section 3.18 Contracts. All of the material contracts of the Company or any of its Subsidiaries that are required to be described in the SEC Documents or to be filed as exhibits thereto are described in the SEC Documents or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been made available by the Company to the Purchaser. Neither the Company nor any of its Subsidiaries is in breach of or in default under any such contract, nor, to the best knowledge of the Company, is any other party in material breach of or in default under any such contract. Except as disclosed in the SEC Documents or in Item 3.18 of the Disclosure Schedule, the Company is not a party to, nor are any assets, properties or operations of the Company bound by, any (i) employment, consulting or severance agreement, (ii) lease of real property, or lease of personal property with an annual base rental obligation of more than $100,000 or a total remaining rental obligation of more than $250,000, (iii) joint venture or partnership agreement, (iv) agreement which is over one year in length of obligation and not terminable without penalty or damages within one year and involves an obligation of the Company of more than $100,000, (v) agreement containing covenants limiting the ability of the Company or any of its Subsidiaries to compete in any line of business with any Person in any area or territory, (vi) contract, agreement or arrangement between the Company and any Affiliate of the Company in excess of $60,000, or (vii) agreement relating to any acquisition or disposition of securities or material amounts of assets (other than in the ordinary course of business) and, in any event, containing any indemnification obligations of the Company or any of its Subsidiaries. No party to a material contract with the Company or any Subsidiary has terminated or failed to renew, or demanded security or assurances of performance under, or stated in writing its intention to terminate, to fail to renew on terms substantially similar to those currently in effect or to demand such security or assurances under such contract or agreement.

         Section 3.19 Finder's Fees. Other than as set forth in Item 3.19 of the Disclosure Schedule, no broker, finder or other party is entitled to receive from the Company, any of its Subsidiaries or any other person any brokerage or finder's fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement for which the Purchaser could have any liability or responsibility.

         Section 3.20  Employee Benefits.  Except for the plans set forth in
Item 3.20 of the Disclosure Schedule (the "Benefits Plan"), there are no employee benefit plans or arrangements of any type (including, without limitation, plans described in Section 3(3) of ERISA), under which the Company or any of its Subsidiaries has or in the future could have directly, or indirectly through a Commonly Controlled Entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Code), any liability with respect to any current or former employee of the Company, any of its Subsidiaries, or any Commonly Controlled Entity. Except as set forth in Item 3.20 of the Disclosure Schedule, no Benefit Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code or any corresponding provision of applicable law. No Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multi-Employer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has the Company or any ERISA Affiliate of the Company, at any time since January 1, 1993, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Benefit Plan the Company has made available to the Purchaser complete and accurate copies of (A) all plan texts and agreements, (B) all material employee communications (including summary plan descriptions), (C) the most recent annual report, (D) the most recent annual and periodic accounting of plan assets, (E) the most recent determination letter received from the Internal Revenue Service and (F) the most recent actuarial valuation. With respect to each Benefit Plan: (i) such Benefit Plan has been maintained and administered at all times in material compliance with its terms and applicable law and regulation; (ii) no event has occurred and there exists no circumstance under which the Company or any of its Subsidiaries could directly, or indirectly through a Commonly Controlled Entity, incur any material liability under ERISA, the Code or otherwise (other than routine claims for benefits and other liabilities arising in the ordinary course pursuant to the normal operation of such Benefit Plan); (iii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Benefit Plan or against the assets of any Benefit Plan; (iv) all contributions and premiums due and owing have been made or paid on a timely basis; and (v) all contributions made under any Benefit Plan have met the requirements for deductibility under the Code, and all contributions that have not been made have been properly recorded on the books of the Company or a Commonly Controlled Entity thereof in accordance with GAAP. The Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

         Section 3.21 Absence of Certain Developments; No Material Adverse Change. Since the end of the 1996 Fiscal Year, except as contemplated by this
Agreement: (A) the Company and its Subsidiaries have not incurred any material liability, guarantee or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business (other than the Transaction Documents) or that could reasonably be expected to result in a Material Adverse Effect on the Company; (B) the Company and its Subsidiaries have not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that could reasonably be expected to have a Material Adverse Effect on the Company; (C) there has been no material change in the indebtedness of the Company and its Subsidiaries (except for changes relating to intercompany indebtedness of the Company and/or its Subsidiaries and changes contemplated by the Loan Documents), no change in the stock of the Company, and no dividend or distribution of any kind declared, paid or made by the Company or any of its Subsidiaries (other than dividends or distributions declared, paid or made by a wholly owned Subsidiary of the Company on any class of its stock); (D) neither the Company nor any of its Subsidiaries has made (nor does it propose to make)
(i) any material change in its accounting methods or practices or (ii) any material change in the depreciation or amortization policies or rates adopted by it, in either case, except as may be required by law or applicable accounting standards; and (E) there has been no event causing a Material Adverse Effect on the Company, nor any developments that could, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

         Section 3.22 Insurance. All of the Company's and each Subsidiary's currently effective policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company and each Subsidiary of the kinds, in the amounts and against the risks required to comply with laws. No notice of cancellation or termination has been received with respect to any such policy in the last year. The activities and operations of the Company and each Subsidiary have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

         Section 3.23 Securities Law Matters. Neither the Company nor any person acting on its behalf has, in connection with the sale of the Preferred Shares, engaged in (A) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (B) (assuming the accuracy of the Purchaser's representations in Section 4.3) any action involving a public offering within the meaning of Section 4(2) of the Act, or (C) (assuming the accuracy of the Purchaser's representations in Section 4.3) any action that would require the registration under the Act of the offering and sale of the Preferred Shares pursuant to this Agreement, or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not make, directly or indirectly, any offer or sale of Preferred Shares or of securities of the same or a similar class as the Preferred Shares if as a result the offer and sale of the Preferred Shares contemplated hereby could fail to be entitled to exemption from the registration requirements of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Act.

         Section 3.24 Accuracy of Information. The financial projections provided by the Company to the Purchasers were prepared in good faith using the best information reasonably available to management of the Company and represent said management's best estimates of the future performance of the Company for the periods referred to therein provided that the Company does not warrant that such projections will in fact be met.

         Section 3.25 Intellectual Property Rights. Item 3.25 of the Disclosure Schedule lists all material patents, patent registrations and applications therefor, all material trademarks, trademark registrations and applications therefor and all trade names and service marks owned or licensed by the Company or any Subsidiary (the "Intellectual Property Rights"). All of the Intellectual Property Rights are vested in or validly granted to the Company or a Subsidiary and are not restricted in any material way. No act has been done by the Company or any Subsidiary or omission permitted by the Company or a Subsidiary whereby any of the Intellectual Property Rights has ceased, or could reasonably be expected to cease, to be valid and enforceable. Neither the Company nor any Subsidiary has granted nor is obligated to grant any license, sub-license or assignment in respect of any of the Intellectual Property Rights (other than intercompany licenses). Neither the Company nor any Subsidiary is in breach of any license, sub-license or assignment granted to it in respect of any Intellectual Property Rights. To the best of the Company's knowledge, the operation of the Company's and each Subsidiary's business does not infringe upon the intellectual property rights of any other person. The consummation of the Target Acquisition will not result in the termination of, or give rise to a right of termination on the part of any party to, any of the Company's or any of its Subsidiaries' material licenses or Intellectual Property Rights (including the Sublicense Agreement (the "Lauren Agreement") made as of July 1, 1995 between The Ralph Lauren Home Collection and the Company).

         Section 3.26 Disclosure. No representation or warranty contained in this Agreement or information appearing in any writing furnished by the Company to the Purchasers or their representatives pursuant hereto or in connection herewith (including, without limitation, information with respect to the Target) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. To the best of the Company's knowledge, there is no fact which the Company has not disclosed to the Purchasers in writing which is reasonably likely to have a Material Adverse Effect or is reasonably likely to materially and adversely affect the ability of the Company to perform this Agreement or observe the terms of the Convertible Preferred Stock Statement of Resolution.

         Section 3.27 Certain Agreements. The Company has, prior to the date of this Agreement, provided the Purchasers with true and correct copies of all written agreements and understandings (or a written summary of all unwritten agreements and understandings) with any lenders, advisors, or financing sources relating to the transactions contemplated by the Transaction Documents.


                                   ARTICLE  4

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser hereby represents and warrants to the Company that:

         Section 4.1 Organization, Good Standing, Power, Authority, Etc. Each Purchaser is validly organized and existing and in good standing under the laws of its jurisdiction of organization and has the full power and authority to execute and deliver this Agreement and each of the other Transaction Documents and to perform its obligations under this Agreement. Each Purchaser has taken all action required by law, its organizational documents or otherwise required to be taken by it to authorize the execution and delivery of this Agreement and the other Investment Agreements to which it is a party and the consummation of the transactions contemplated to be performed by it hereby and thereby. This Agreement is a valid and binding agreement of each Purchaser, enforceable against each Purchaser in accordance with its terms.

         Section 4.2 No Conflicts; No Consents. Neither the execution and delivery of this Agreement nor the consummation by each Purchaser of the purchase contemplated hereby will (A) conflict with, or result in any violation of, or constitute any default under, any provision of its organizational documents, (B) violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to such Purchaser or (C) violate, conflict with, or result in a breach of any material Instrument of such Purchaser.

         Section 4.3 Acquisition for Own Account. The Preferred Shares are being acquired by each Purchaser for its own account and not with a view to or for sale or other disposition in connection with, any distribution of all of the Preferred Shares, or any part thereof in any transaction that would be in violation of the Act or the securities laws of any state, without prejudice, however, to the rights of each Purchaser at all times to sell or otherwise dispose of all or any part of the Preferred Shares under an effective registration statement under the Act or under an exemption from such registration available under the Act, or to pledge all or any part of the Preferred Shares to secure any obligation of such Purchaser.

         Section 4.4 Ownership of Securities. As of the date hereof, no Purchaser owns any debt or equity securities issued by the Company or the Target.

         Section 4.5 Approvals. Except as set forth on Item 4.5 of the Disclosure Schedule, no Approval is required to be obtained by any Purchaser or any Subsidiary of any Purchaser as a result of the identity or nature of such Purchaser for the consummation of the transactions contemplated by this Agreement or by any of the Transaction Documents.

         Section 4.6  Investor Suitability.   Each Purchaser is an "accredited
investor" as such term is defined in Rule 501 under the Act.

         Section 4.7 Disclosure of Information. Each Purchaser acknowledges that it or its representatives have been furnished with all information regarding the Company and its business, assets, results of operations and financial condition that such Purchaser has requested. Each Purchaser further represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations, and financial condition and the terms and conditions of the issuance of the Preferred Shares; however, no representations or warranties have been made by the Company except as are set forth in this Agreement. Nothing contained in this Section 4.7 and no investigation by Purchasers shall in any way affect the Purchasers' right to rely upon the Company's representations and covenants contained in this Agreement.

         Section 4.8 Investment Experience. Purchasers each represent that they have such knowledge, experience and skill in evaluating and investing in common and preferred stocks and other securities, based on actual participation in financial, investment and business matters, so that they are each capable of evaluating the merits and risks of an investment in the Preferred Shares and have such knowledge, experience and skill in financial and business matters that they are each capable of evaluating the merits and risks of the investment in the Company and the suitability of the Preferred Shares as an investment and can bear the economic risk of an investment in the Preferred Shares. No guarantees have been made or can be made with respect to the future value, if any, of the Preferred Shares, or the profitability or success of the business of the Company.

         Section 4.9 Restricted Securities. Purchasers understand that the Preferred Shares will not have been registered pursuant to the Act or any applicable state securities laws, that the Preferred Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Preferred Shares cannot be sold or otherwise disposed of without registration under the Act or an exemption therefrom. In this connection, Purchasers each represent that they are familiar with Rules 144 and 144A promulgated under the Act, as currently in effect, and understand the resale limitations imposed thereby and by the Act. Stop transfer instructions may be issued to the transfer agent for securities of the Company (or a notation may be made in the appropriate records of the Company) in connection with the Preferred Shares, but only to the extent customary for securities which are "restricted securities." The Company shall also be entitled to request an opinion of counsel to the Purchaser, reasonably acceptable in form and substance to the Company, that a transfer of Preferred Shares other than pursuant to an effective registration statement does not require registration under the Act.

         Section 4.10 Finder's Fees. No broker, finder or other party is entitled to receive from any Purchaser, any brokerage or finder's fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement for which the Company could have any liability or responsibility.


                                   ARTICLE 5

                            COVENANTS OF THE PARTIES

         Section 5.1 Legends. (a) So long as the Conversion Shares are Registrable Securities and unless they shall have been previously issued pursuant to an effective registration statement under the Act, the certificates for the Preferred Shares shall bear the following legend by which each holder thereof shall be bound:

                          THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND
ANY SECURITIES ISSUABLE UPON CONVERSION OR EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF

1933, AS AMENDED, AND UNDER ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS OR AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER.

                          THE COMPANY WILL FURNISH THE HOLDER OF THIS
CERTIFICATE INFORMATION CONCERNING THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS APPLICABLE TO EACH CLASS OF SHARES INCLUDING THE LIQUIDATION AND DIVIDEND PREFERENCES AND THE VOTING AND CONVERSION RIGHTS OF THE REDEEMABLE CONVERTIBLE PREFERRED STOCK, ON REQUEST IN WRITING AND WITHOUT CHARGE.

                 (b) After termination of the requirement that a legend be placed upon a certificate representing Preferred Shares, the Company shall, upon receipt by the Company of evidence reasonably satisfactory to it that such requirement has terminated and upon the written request of any holder of Preferred Shares, issue certificates for such Preferred Shares that do not bear such legend.

         Section 5.2 Use of Proceeds. The Purchase Price will be used by the Company to pay a portion of the cost of the Target Acquisition.

         Section 5.3 Pre-Closing Activities. From and after the date of this Agreement until the Closing, each of the Company and each Purchaser shall act with good faith towards, and shall use its reasonable efforts to consummate, the transactions contemplated by this Agreement, and neither the Company nor any Purchaser will take any action (other than as permitted under Section 8.1) that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement. From the date hereof until the Closing, the Company shall conduct the business of its and its Subsidiaries, in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their respective business organizations and relationships with third parties and, except as otherwise provided herein, to keep available the services of the present directors, officers and key employees. Furthermore, the Company agrees to perform its obligations, and enforce the obligations of the Target and its Affiliates, under the Merger Agreement. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as contemplated by this Agreement and except in the ordinary course of business and consistent with past practice, without Purchasers' prior written consent granted pursuant to Section 11.3 the Company shall not, and shall ensure that each of its Subsidiaries does not:

                          (1) adopt or propose (or agree to commit to) any change in its articles of incorporation or by-laws, except as contemplated hereby or by the Merger Agreement or as required to effect the transactions hereunder or to increase the authorized Common Stock to 40,000,000 shares;

                          (2)     take any action that would make any
                          representation or warranty of the Company hereunder required to be true at and as of the Closing as a condition to the Purchasers' obligations to consummate the transactions contemplated hereby inaccurate at the Closing;

                          (3) issue any additional capital stock or other securities, except pursuant to options outstanding on the date hereof, which are described in Item 3.4 of the Disclosure Schedule;

                          (4) make any material change in its accounting methods, principles or practices except as may be required by law or applicable accounting standards;

                          (5) (i) grant to any employee any material increase in salary or other remuneration or any increase in severance or termination pay; (ii) grant or approve any general increase in salaries of all or any class of, or a substantial portion of, its employees; (iii) pay or award any material bonus, incentive, compensation, service award or other like benefit for or to the credit of any employee except in accordance with written policy; (iv) enter into any material employment contract or severance arrangement with any employee or adopt or amend in any material respect any of its employee benefit plans; or (v) change in any material respect the compensation (whether in respect of terms or method) of its agents;

                          (6) except for the Target Acquisition, make, incur or assume any investment in any other Person;

                          (7)     declare, pay or make any dividend or
                          distribution (in cash, property or obligations) on any shares of any class of its capital stock (now or hereafter outstanding) other than regularly scheduled cash dividends, or apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of its capital stock (now or hereafter outstanding);

                          (8) except for the Target Acquisition, liquidate or dissolve, consolidate with or merge into or with any other corporation, purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof);

                          (9) enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates

                          (other than a wholly-owned Subsidiary of the Company), involving an amount in excess of $100,000;

                          (10) materially change or alter the nature of its business as conducted as of the date of this Agreement;

                          (11)    agree or commit to do any of the foregoing.

         Section 5.4 No Inconsistent Agreements. Except for agreements to be entered into as contemplated by the Loan Documents, which shall not contain restrictions on the Company's activities that are more restrictive than the corresponding Instruments to which the Company currently is a party, neither the Company nor any of its Subsidiaries shall enter into any Instrument, or enter into any amendment or other modification to any currently existing Instrument, (i) that by its terms restricts or prohibits the ability of the Company to issue Conversion Shares upon the conversion of the Preferred Shares or pursuant to which the Company's ability to make any distributions with respect to, or to redeem or repurchase any of, the Preferred Shares is prohibited or (ii) restricting the Company's ability to perform any of its obligations under this Agreement or any of the Investment Agreements, including its obligations relating to registration rights.

         Section 5.5  Information.

                 (a) So long as any of the Preferred Shares are outstanding, the Company shall file with the SEC and with any U.S. or foreign stock exchange on which any securities of the Company are listed the annual reports and quarterly reports and the information, documents and other reports that are required to be filed with the SEC pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has or is required to have a class of securities registered under the Exchange Act and whether or not the Company is then subject to the reporting requirements of the Exchange Act, at the time the Company is or would be required to file the same with the SEC and, promptly after the Company is or would be required to file such reports, information or documents with the SEC, to mail copies of such reports, information and documents (including any registration statements filed with the SEC (without exhibits)) to the holders of the Preferred Shares at their addresses set froth in the register maintained by the transfer agent of the Company therefor.

                 (b) Upon request of any holder of at least 20% of the then outstanding Preferred Shares (or an equivalent amount of Conversion Shares) (a "20% Holder"), the Company shall furnish to such 20% Holder, as soon as practicable and in any event within 30 days after the end of each calendar month, a monthly report of the Company consisting of an unaudited balance sheet as of the end of such month and the related unaudited statements of operations and cash flows for such month and for the Fiscal Year to date, setting forth in each case in comparative form the corresponding figures for the budget for the current Fiscal Year. All such reports shall be certified by the chief financial officer of the Company to fairly present, in all material respects, the financial condition of the Company as of the dates shown and the results of its operations for the periods then ended and to have been prepared in conformity with GAAP except for normal, recurring, year-end audit adjustments and the absence of footnotes.

                 (c) The Company shall furnish to each 20% Holder, as soon as practicable and in any event not less than 20 Business Days prior to the commencement of each Fiscal Year of the Company, (i) an annual operating budget for the Company, approved by the Board of Directors of the Company, for the succeeding Fiscal Year, containing projections of profit and loss, cash flow and ending balance sheets for each month of such Fiscal Year and (ii) a business plan for the Company relating to the succeeding Fiscal Year setting forth in reasonable detail a development plan, financial plan and marketing plan, budgeted and projected figures and other detailed information. Promptly upon preparation thereof, the Company shall furnish to such 20% Holder any other operating budgets or business plans that the Company may prepare and any revisions of such previously furnished budgets or business plans.

         (d) The Company shall furnish promptly to each 20% Holder copies of any financial statements or financial or other material reports prepared by the Company for or otherwise furnished to or filed with its shareholders or any lender to the Company subject to restrictions imposed by the attorney-client privilege and the attorney work product privilege. Without limiting the generality of the foregoing, the Company will furnish to each 20% Holder copies of any material filings to be made with governmental authorities in connection with transactions contemplated by the Transaction Documents and shall give Representatives (defined below) of Apollo Capital Management II, Inc. a reasonable opportunity to comment on such filings prior to the time that such filings are made. For purposes of this Section 5.5, the Purchasers shall be deemed a 20% Holder prior to Closing.

         Section 5.6 Hart-Scott-Rodino. To the extent that, before or after the Closing, any Purchaser is required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the acquisition, disposition or conversion of the Preferred Shares, the Company agrees to cooperate with such Purchaser in connection with such filing and to provide all information and to make any filings that are reasonably required in connection therewith and shall use reasonable efforts to obtain the early termination of the waiting period under the HSR Act.

         Section 5.7 Access. Upon reasonable notice both prior to the Closing and after the Closing, the Company shall (and shall cause each of its Subsidiaries to) afford the officers, employees, counsel, accountants and other authorized representatives (collectively, "Representatives") of each 20% Holder or any of their Affiliates reasonable access during normal business hours to its properties, books, contracts and records and personnel and advisors (who will be instructed by the Company to cooperate) and the Company shall (and shall cause each of the Subsidiaries to) furnish promptly to any 20% Holder all information concerning its business, properties, tax matters and personnel as such 20% Holder may reasonably request, provided that (i) any review will be conducted in a way that will not interfere unreasonably with the conduct of the Company's business, (ii) no review pursuant to this Section 5.7 shall affect or be deemed to modify, any representation or warranty made by the Company and (iii) after the Closing, in-person visits by Representatives of the 20% Holder will be limited to four per year in the aggregate, such in-person visits must be requested by holders of at least a majority of the then outstanding Preferred Shares (and/or an equivalent number of Conversion Shares), only Representatives of 20% Holder may participate in such in-person visits and the Purchasers will use reasonable efforts to coordinate such visits so as to minimize interference with the Company's business. Each Purchaser will keep, and will cause their respective Representatives to keep, all information and documents obtained pursuant to Section 5.5(b) and (c) and this Section 5.7 confidential except to the extent otherwise publicly disclosed by the Company. Each Purchaser will promptly inform the Company in the event, in the course of its due diligence investigation of the Company or the Target, it learns of any representation or warranty or covenant of the Company under this Agreement that is incorrect in any material respect; provided that the failure by a Purchaser to comply with such obligation shall not affect any rights or obligations of any party hereto. Prior to consummation of the Target Acquisition, the Purchasers will be entitled to the benefits of the access rights of the Company to the personnel and properties of the Target and its Subsidiaries contained in the Merger Agreement and the Company agrees to assist any Purchaser that wishes to exercise such access rights. For purposes of this Section 5.7, the Purchasers shall be deemed a 20% Holder prior to Closing.

         Section 5.8 Publicity. Prior to Closing, each Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by the Transaction Documents and the Target Acquisition and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law.

         Section 5.9 Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall be sufficient to effect the conversion of all of the Preferred Shares.

         Section 5.10 Licenses; Other Property. The Company shall, through the Closing Date, preserve, renew and keep in full force and effect all rights, licenses, permits, patents, copyrights, trademarks, service marks, trade names and other authorizations, from governmental authorities or any other person, utilized by the Company or any of its Subsidiaries, which shall be necessary in any material respect to the conduct of its business. The Company shall, through the Closing Date, maintain and preserve all property material to the conduct of its business and the businesses of its Subsidiaries consistent with past practice and keep such property in good repair, working order and condition consistent with past practice and from time to time make, and cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto consistent with past practice and necessary in order that the business carried on in connection therewith may be properly conducted at all times.

         Section 5.11 Material Changes and Other Notices. The Company shall, through the Closing Date, promptly notify the Purchaser of (a) any Material Adverse Effect on the Company or the Target and (b) any lawsuit, claims, proceeding or investigation pending or, to the best knowledge of the Company, threatened, or any judgment, order or decree involving the Company or any other development, which could reasonably be expected to have a Material Adverse Effect on the Company or Target.

         Section 5.12 Compliance with Applicable Laws. The Company shall, and the Company shall cause its Subsidiaries to, through the Closing Date, comply in all material respects with all applicable statutes, laws, ordinances, rules and regulations of any governmental authority (whether now in effect or hereinafter enacted) and any filing requirements relating thereto. The Company shall do, and shall cause its Subsidiaries to do, all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and authority necessary to continue its business.

         Section 5.13 Disclosure Schedule. No less that five nor more than ten days prior to the Closing Date the Company shall provide to the Purchasers the final Disclosure Schedule (the "Final Disclosure Schedule"). All matters disclosed in the Final Disclosure Schedule shall be appropriately responsive to the representation or warranty corresponding thereto in this Agreement. The representations and warranties made herein shall be true and correct on the date hereof and shall be true and correct in all material respects (without duplication of any materiality standard contained therein) as of the Closing Date and the information contained in the Final Disclosure Schedule shall not cure any inaccuracies in such representations and warranties.

         Section 5.14 Operational Changes. No later than 30 days after the Closing Date, the Company will put into effect the operational and other changes upon which the Company based its assumptions in the pro forma financials prepared in connection with the Target Acquisition indicating that cost savings of approximately $21,600,000 could be realized by the Company after Closing; provided, however, that nothing contained in this Section shall require the Company to violate any law or breach any contractual obligation.

                                   ARTICLE 6

                          SURVIVAL AND INDEMNIFICATION

         Section 6.1 Survival Periods. All representations and warranties contained in this Agreement shall survive until the third anniversary of the Closing Date. The covenants and agreements contained in this Agreement, other than those which by their terms only apply until the Closing Date, shall survive the Closing Date without limit, except the obligations set forth in Sections 5.5 and 5.7 and the second sentence of Section 11.12 shall survive the Closing Date until both (x) no more than 50% of the initially issued Preferred Stock shall remain outstanding and (y) the Company's registration obligations terminate pursuant to Section 7.8(f). The representations and warranties and the survival periods set forth above shall apply regardless of any investigation made by or on behalf of any Person.

         Section 6.2 Indemnification by the Company. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an "indemnified party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel) or other liabilities ("Liabilities") resulting from any breach of any covenant, agreement, representation or warranty of the Company in this Agreement or any legal, administrative or other actions brought by any person or entity, proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of such Purchaser entering into this Agreement or any Transaction Document; provided, however, that the Company shall not be liable under this Section 6.2; (i) for any amount paid in settlement of claims without its consent (which consent shall not be unreasonably withheld), or (ii) to the extent that it is finally judicially determined that such Liabilities resulted primarily from a breach by such Purchaser of any representation, warranty, covenant or agreement of such Purchaser contained in this Agreement or the gross negligence or willful misconduct of such Purchaser; provided, further, that, if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified liability that shall be permissible under applicable laws. In connection with the obligations of the Company to indemnify for Liabilities as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party.

         Section 6.3 Notification. Each indemnified party under this Article 6 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such indemnified party in respect of which indemnity may be sought from the Company under this Article 6, notify the Company in writing of the commencement thereof. The omission of any indemnified party so to notify the Company of any such action shall not relieve the Company from any liability that it may have to such indemnified party except to the extent that the Company is actually and materially prejudiced by such failure to give notice. In case any such action or other proceeding shall be brought against any indemnified party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that either may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that any indemnified party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which the Company and an indemnified party are, or are reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such indemnified party,
(i) there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company or (ii) any conflict or potential conflict of interest exists between the Company and such indemnified party that would make such separate representation advisable in the view of the indemnified party; provided, however, that (1) any such separate counsel employed by the indemnified party at the expense of the Company shall be reasonably satisfactory to the Company, (2) the indemnified party will not, without the prior written consent of the Company settle, compromise or consent to the entry of any judgment in such action or proceeding unless such settlement, compromise or consent includes an unconditional release of the Company from all liability arising or that may arise out of such action or proceeding relating to any matter subject to indemnification hereunder and (3) in no event shall the Company be required to pay fees and expenses under this Article 6 for more than one firm of attorneys representing the indemnified parties in any jurisdiction in any one legal action or group of related legal actions. The Company agrees that it will not, without the prior written consent of the Purchasers, and the Purchasers agree that they will not, without the prior written consent of the Company, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to any matter subject to indemnification hereunder unless such settlement, compromise or consent includes an unconditional release of the Purchasers or the Company, as the case may be, and each other indemnified party from all liability arising or that may arise out of such claims, action or proceeding. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any indemnified party may have at common law, by separate agreement or otherwise.

         Section 6.4 Registration Statements. Notwithstanding anything to the contrary in this Article 6, the indemnification and contribution provisions of
Article 7 shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

                                   ARTICLE  7

                              REGISTRATION RIGHTS

         Section 7.1 Demand Registrations. (a) At any time and from time to time after the expiration of 270 days from the Closing, the Company shall upon the written demand (the "Registration Demand") of the Purchasers (and persons or entities to whom rights under this Article 7 have been transferred as contemplated by Section 7.10) holding directly or beneficially an aggregate of at least 20% of the Preferred Shares (or an equivalent amount of Conversion Shares), use its reasonable best efforts to effect the registration (a "Demand Registration") under the Act (by means of a "shelf" registration statement pursuant to Rule 415 under the Act, if so requested by the Purchasers and if the Company is eligible therefor at such time) of such number of Registrable Securities (as defined below) as shall be indicated in the Registration Demand (which Registrable Securities may include distributions to be made in the future on Preferred Shares and Conversion Shares thereon). Such Registration Demand shall specify the intended method or methods of disposition of such Registrable Securities (subject to modification as otherwise contemplated by this Article 7). Upon receipt of a Registration Demand, the Company will promptly, but in any event within 5 Business Days of receipt, provide notice of the Registration Demand to each Purchaser of which it has knowledge at such Purchaser's record address or other address on file with the Company, and such Purchaser shall, upon giving written notice to the Company within 15 business days of receipt of such notice, be permitted to participate as a selling holder in the Demand Registration.

                 (b) If a Demand Registration is initiated, and the Company then wishes to offer any of its securities in connection with the registration, no such securities may be offered by the Company without the consent of Purchasers participating in the Demand Registration holding a majority of the securities of the Purchasers to be covered by such Demand Registration (a "Majority of Participating Purchasers") (such consent not to be unreasonably withheld).

                 (c) Upon receipt of the Registration Demand, the Company shall expeditiously effect the registration under the Act of the Registrable Securities and use its reasonable best efforts to have such registration become and remain effective as provided in Section 7.8.

                 (d) A Majority of Participating Purchasers shall have the right to select the underwriters for any underwritten offering pursuant to this
Section 7.1 as long as such underwriters are reasonably acceptable to the Company and any demand registration pursuant to this Section 7.1 may, at the election of a Majority of Participating Purchasers, be in the form of a "firm commitment" underwritten offering; provided, however, that no such offering may be in the form of "best efforts" or similar type offering. In this regard, if the Company has established a "shelf" registration statement pursuant to
Section 7.1(a), upon the request of a Majority of Participating Purchasers, the Company shall amend the shelf registration to provide for an underwritten offering otherwise consistent with the provisions of Article 7, the provisions of such underwritten offering to be in effect for at least 120 days (or such lesser time as such Majority of Participating Purchasers shall request) whereupon, at the request of such Majority of Participating Purchasers or the election of the Company, such "shelf" registration shall be amended to no longer reference an underwritten offering; provided, that the Purchasers shall not be entitled to request such an underwritten "shelf" offering (or any other underwritten offering) more than once every 365 days.

                 (e) As used in this Agreement, "Registrable Securities" shall mean (i) any Preferred Shares, (ii) any Conversion Shares, (iii) any securities issued or issuable with respect to any Preferred Shares or Conversion Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise (including distributions on Preferred Shares), and
(iv) any other Preferred Shares or shares of Common Stock acquired by the Purchasers.

         Section 7.2 Piggyback Registration. (a) If the Company proposes to register any of its securities under the Act for sale pursuant to an underwritten public offering for cash (otherwise than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Act and other than the Company's first proposed registration after the Closing, but only to the extent prepared and filed with the SEC within 270 days thereafter), the Company shall give each Purchaser notice of such proposed registration at least 30 days prior to the filing of a registration statement. At the written request of any of the Purchasers within 15 Business Days after the receipt of the notice from the Company, any such request stating the number of Registrable Securities that the Purchasers wish to sell or distribute publicly under the registration statement proposed to be filed by the Company, the Company shall use its reasonable best efforts to register under the Securities Act the sale of such Registrable Securities, and to cause such registration (a "Piggyback Registration") to become and remain effective as provided in Section 7.8. The Company may at any time withdraw or cease proceeding with the Piggyback Registration if it shall at the same time withdraw or cease proceeding with the registration of all the securities originally proposed to be registered. Notwithstanding anything to the contrary set forth in this Agreement, no Purchaser may participate in a Piggyback Registration under this Section 7.2 unless, at the time thereof, such Purchaser owns at least 5% of the then-outstanding Preferred Shares (or an equivalent number of Conversion Shares).

                 (b) If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters thereof advise the Company and the Purchasers in writing that in their opinion the number of securities requested to be included in the registration exceeds the number which can be sold in the offering without adversely affecting the offering, the Company shall include in the registration (i) first, the securities that the Company proposes to sell for its own account and (ii) second, the

Registrable Securities that the Purchasers propose to sell in proportion to the number of shares each proposes to sell pursuant to this clause (ii).

         Section 7.3 Indemnification by the Company. In the event of any registration of any Registrable Securities under the Act, the Company shall and hereby does, indemnify and hold harmless each Purchaser, each of its directors, officers, each other Person who participates as an underwriter in the offering or sale of such Registrable Securities and each other Person, if any, who controls such Purchaser or any such underwriter within the meaning of Section 15 and Section 20 of the Act against any losses, claims, damages or liabilities, joint or several, to which the Purchaser or any such director or officer or underwriter or controlling Person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registrable Securities were registered under the Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and the Company shall reimburse such Purchaser, and each such director, officer, underwriter and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of such Purchaser, as the case may be, specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Purchaser or any such director, officer or controlling Person and shall survive the transfer of the Registrable Securities by a Purchaser.

         Section 7.4 Indemnification by the Purchasers. The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Section 7.1 or 7.2, that the Company shall have received an undertaking satisfactory to it from a Purchaser to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7.3) the Company, each director of the Company, each officer of the Company signing such registration statement, each other Person who participates as an underwriter in the offering or sale of such Registrable Securities and each other Person, if any, who controls the Company within the meaning of Section 15 and Section 20 of the Act with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Purchaser, specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer by the seller of the securities of the Company being registered.

         Section 7.5 Notices of Claims, Etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Section 7.3 or 7.4, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under
Section 7.3 or 7.4, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist that would make such separate representation advisable or the indemnified party may have defenses not available to the indemnifying party in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The indemnification required by this Article 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

         Section 7.6 Other Indemnification. Indemnification similar to that specified in this Article 7 (with appropriate modifications) shall be given by the Company and the Purchasers with respect to any required registration or other qualification of Registrable Securities under any federal or state law or regulation of any governmental authority other than the Act.

         Section 7.7 Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Article 7 is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms in respect of any losses, claims, damages or liabilities suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the liable selling shareholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the liable selling shareholders (including, in each case, that of their respective officers, directors, employees, agents and controlling Persons) on the other shall he determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company, on the one hand, or by or on behalf of the selling shareholders, on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         Section 7.8 Registration Covenants of the Company. In the event that any Registrable Securities of a Purchaser are to be registered pursuant to
Section 7.1 or 7.2, the Company covenants and agrees that it shall use its reasonable best efforts to effect the registration and cooperate in the sale of the Registrable Securities to be registered and shall as expeditiously as possible:

                 (a) (i) prepare and file with the SEC a registration statement with respect to the Registrable Securities (as well as any necessary amendments or supplements thereto) (a "Registration Statement") and (ii) use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and in any event within 90 days of receipt of the Registration Demand (subject, however, to the provisions of Section 7.13);

                 (b) prior to the filing described above in Section 7.8(a), furnish to such Purchaser copies of the Registration Statement and any amendments or supplements thereto and any prospectus forming a part thereof with respect to which (i) the Purchasers shall be afforded a reasonable opportunity to review and comment thereon prior to filing and (ii) the Company will not unreasonably decline to make such changes thereto required by the Act;

                 (c) notify such Purchaser, promptly after the Company shall receive notice thereof, of the time when the Registration Statement becomes effective or when any amendment or supplement or any prospectus forming a part of the Registration Statement has been filed;

                 (d) notify such Purchaser promptly of any request by the SEC for the amending or supplementing of the Registration Statement or prospectus or for additional information and promptly deliver to the Purchaser copies of any comments received from the SEC;

                 (e) (i) advise such Purchaser after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of the Registration Statement or any amendment thereto or of the initiation or threatening of any proceeding for that purpose and (ii) promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued;

                 (f) (i) subject to Section 7.13 prepare and file with the SEC such amendments and supplements to the Registration Statement and each prospectus forming a part thereof as may be necessary to keep the Registration Statement continuously effective for the period of time necessary to permit the Purchaser to dispose of all its Registrable Securities; provided, however, that the Company shall not be required to keep the Registration Statement effective if all of the Registrable Securities held by the Purchasers could be sold without restriction pursuant to the provision of Rule 144(k) under the Act and
(ii) comply with the provisions of the Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during such period in accordance with the intended methods of disposition by such Purchaser set forth in the Registration Statement;

                 (g) furnish to such Purchaser such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus included in the Registration Statement (including each preliminary prospectus) and such other documents as such Purchaser may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Purchaser;

                 (h) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as determined by the underwriters after consultation with the Company and such Purchaser and do any and all other acts and things which may be reasonably necessary or advisable to enable such Purchaser to consummate the disposition in such jurisdictions of the Registrable Securities (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction in which it would not otherwise be required to qualify but for this Section 7.8 (h), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

                 (i) notify such Purchaser, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the Registration Statement would contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                 (j) if the Common Stock is not then listed on a securities exchange, use its reasonable best efforts, consistent with the then-current corporate structure of the Company, to facilitate the listing of the Common Stock on the New York Stock Exchange;

                 (k) provide a transfer agent and registrar, which may be a single entity, for all the Registrable Securities not later than the effective date of the Registration Statement; it being hereby agreed that the Purchasers shall furnish to the Company such information regarding the Purchasers and the plan and method of distribution of Registrable Securities intended by the Purchasers as the Company may from time to time reasonably request in writing and as shall be required by law or by the SEC in connection therewith;

                 (l) with respect to a firm commitment underwritten offering, enter into such customary agreements (including, as appropriate, an underwriting agreement in customary form) and take all such other action, if any, as the Purchaser or the underwriters shall reasonably request in order to expedite or facilitate the disposition of the Registrable Securities pursuant to this Article 7;

                 (m) (i) make available for inspection by such Purchaser, any underwriter participating in any disposition pursuant to the Registration Statement and any attorney, accountant or other agent retained by such Purchaser or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and (ii) cause the Company's officers, directors and employees to supply all relevant information reasonably requested by such Purchaser or any such underwriter, attorney, accountant or agent in connection with the Registration Statement;

                 (n) use its reasonable best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary to enable such Purchaser to consummate the disposition of such Registrable Securities;

                 (o) cause the Company's independent public accountants to provide to the underwriters, if any, and the selling holders, if permissible, a comfort letter in customary form and covering such matters of the type customarily covered by comfort letters;

                 (p) cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter in an underwritten offering; and

                 (q) use all reasonable efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with potential investors and taking such other actions as shall be appropriate or as shall be requested by the lead managing underwriter of an underwritten offering; provided, that the Company shall not be required to make a road show presentation unless requested by a Majority of Participating Purchasers, which request may only be made once every 365 days.

         Section 7.9 Expenses. In connection with any Demand Registration pursuant to Section 7.1 or any Piggyback Registration pursuant to Section 7.2, the Company shall pay all registration, filing and NASD fees, all fees and expenses of complying with securities or "blue sky" laws and any commissions, fees and disbursements of underwriters customarily paid by sellers of securities (based upon offering proceeds to be received by it). In any Demand Registration or Piggyback Registration, the Company shall be responsible for the fees and disbursements of counsel for the Company and of its independent public accountants and premiums and other costs of policies of insurance, if any, against liabilities arising out of the public offering of the Registrable Securities; provided, that the Company shall not be required to obtain such insurance. The Purchasers shall pay for underwriting discounts and commissions customarily paid by sellers of securities (based upon offering proceeds to be received by each such Purchaser).

         Section 7.10 Assignment of Registration Rights. A Purchaser or any Subsequent Purchaser (as defined) may assign its rights under this Article 7 to anyone (a "Subsequent Purchaser") to whom the Purchaser or any Subsequent Purchaser sells, transfers or assigns any of the Registrable Securities (other than in sales pursuant to Rule 144 under the Act, a Demand Registration or a Piggyback Registration effected pursuant to this Article 7), in which case such Person shall, for purposes of this Article 7, be considered a Purchaser; provided that such Person shall not be considered a Purchaser under this
Article 7 until such time as written notice is provided by the assigning Purchaser or Subsequent Purchaser to the Company of such assignment. Notwithstanding the above, only Subsequent Purchasers holding at least 10% of the Preferred Shares (or an equivalent amount of Conversion Shares) shall be entitled to the rights of a Purchaser under Section 7.8 (m) and (o).

         Section 7.11 Other Registration Rights. Notwithstanding any other provision of this Agreement, if the Company at any time grants registration rights to any other Person on terms which any Purchaser considers preferential to the terms in this Article 7, then the Purchasers shall be entitled to registration rights with such preferential terms; provided that such provision shall not apply with respect to any registration rights granted to register the debt securities to be issued by the company under the Bridge Facility or any debt securities issued in lieu thereof or for the refinancing thereof. The Company shall not grant any right of registration under the Act relating to any of its securities to any Person other than the Purchasers unless the Purchasers shall be entitled to have included in any Piggyback Registration effected a number of Registrable Securities requested by the Purchaser to be so included representing at least 25% of such offering prior to the inclusion of any securities requested to be registered by the Persons entitled to any such other registration rights.

         Section 7.12 Rule 144; Rule 144A. So long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall take all actions reasonably necessary to enable the Purchasers to sell the Registrable Securities without registration under the Act within the limitation of the exemptions provided by Rule 144 and Rule 144A under the Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC, including filing on a timely basis all reports required to be filed by the Exchange Act.

         Section 7.13 Limitation on Requirement to File or Amend Registration Statement. Anything in this Agreement to the contrary notwithstanding, it is understood and agreed that the Company shall not be required to file a Registration Statement, amendment or post-effective amendment thereto or prospectus supplement or to supplement or amend any Registration Statement if the Company is then involved in discussions concerning, or otherwise engaged in, an acquisition, disposition, financing or other material transaction and the Company determines in good faith that the making of such a filing, supplement or amendment at such time would materially adversely affect or interfere with such transaction so long as the Company shall, as soon as practicable thereafter, make such filing, supplement or amendment, to the extent then practicable; provided, however, that in no event shall any delay in filing pursuant to this Section 7.13 be for a period in excess of 60 days or be exercised by the Company more than twice during any 365 day period (and, at least 70 days must pass after the end of any such delay period prior to the date the Company may exercise its second delay period in any 365 day period) without a waiver as permitted by Section 11.3. The Company shall promptly give each Purchaser written notice of any such postponement, containing a general statement of the reasons for such postponement and an approximation of the anticipated delay; provided, however, that nothing herein shall require the Company to disclose any terms of any such transaction or the identity of any party thereto. Upon receipt by a Purchaser of notice of an event of the kind described in this Section 7.13, such Purchaser shall forthwith discontinue any disposition of Registrable Securities until receipt of notice from the Company that such disposition may continue and of any supplemented or amended prospectus indicated in such notice.


                                   ARTICLE 8

                                  TERMINATION


         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) by mutual written consent of the Company and the Purchasers;

                 (b) by the Purchasers, if the Closing shall not have occurred on or before December 31, 1997; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any Purchaser whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and the Apollo Purchasers shall be deemed to be one Purchaser for purposes of this proviso;

                 (c) by the Purchasers or the Company, if any judgment, injunction, order or decree enjoining the Purchasers, or the Company from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and non-appealable; provided, however, that the Purchasers and the Company shall have used all reasonable efforts to remove such judgment, injunction, order or decree; or

                 (d) by the Company, in the event the Merger Agreement has been terminated in accordance with its terms and a period of at least six months has elapsed since such termination of the Merger Agreement, and at least six months has elapsed since the Purchaser and the Target engaged in substantive discussions regarding a merger, consolidation, business combination, stock or asset acquisition, joint venture or other similar investment by the Company in the Target.

         Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (A) to the extent such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement and (B) that the representation contained in Sections 3.18 (Finder's
Fee), 4.7 (Finder's Fee) and the covenants and agreements contained in Section
5.8 (Publicity), Article 6 (Survival and Indemnification), Section 11.1 (Notices), Section 11.2 (Fees and Expenses) and Section 11.11 (Submission to Jurisdiction; Waiver of Jury Trial) shall survive the termination hereof.


                                   ARTICLE 9

                          CONDITIONS PRECEDENT TO THE
                         OBLIGATIONS OF THE PURCHASERS

         The obligations of the Purchasers to be discharged under this Agreement at the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Purchasers at or prior to the Closing):

         Section 9.1 Compliance by the Company. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Company in this Agreement shall be true and correct (i) as of the date hereof and (ii) as of the Closing except to the extent that the circumstances or events resulting in the failure of such representations and warranties to be true and correct as of the Closing would not have a Material Adverse

Effect (without duplication of any materiality standard contained therein) on the Company after giving effect to the Target Acquisition.

         Section 9.2 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby or the Target Acquisition.

         Section 9.3 Regulatory Matters. There shall have been received, and shall be in full force and effect, all requisite Approvals with respect to the purchase and holding by the Purchasers of the Preferred Shares. The purchase of and payment for the Preferred Shares on the Closing Date on the terms and conditions herein provided shall not violate any applicable law or governmental regulation and shall not subject the Purchasers to any material tax, penalty or liability, or require the Purchasers to register or qualify under or pursuant to any applicable law or governmental regulation. In the reasonable opinion of the Purchasers, there shall not have occurred, and there shall not be pending or threatened, any change in law or regulation that has or could reasonably be expected to have a Material Adverse Effect on the Company after giving effect to the Target Acquisition.

         Section 9.4 Legal Opinions. The Company shall have furnished to the Purchasers on the Closing Date the opinion of Jones, Day, Reavis & Pogue, counsel to the Company, dated the Closing Date, in customary form and substance for transactions of this nature and in form and substance reasonably satisfactory to the Purchasers and the Company.

         Section 9.5 Lauren Agreement. The change of control provisions contained in the Lauren Agreement shall have been modified in a manner reasonably acceptable to the Purchasers.

         Section 9.6 Articles of Incorporation and By-laws; Ownership Structure. The Articles of Incorporation and By- laws shall not have been amended, modified or supplemented in any respect, and no material change shall have occurred in the ownership structure of the Company, except as contemplated hereby or by the Merger Agreement.

         Section 9.7 Closing Documents. The Company shall have delivered to the Purchasers the following:

                 (a) a certificate of the chief executive officer and the chief financial officer of the Company, dated the Closing Date, to the effect that the conditions specified in Section 9.1 have been satisfied and that the Target Acquisition has been consummated;

                 (b) incumbency certificates dated the Closing Date for the officers of the Company executing this Agreement or any of the other Transaction Documents and any certificates or documents delivered in connection with this Agreement, the other Transaction Documents or the Closing;

                 (c) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, certifying attached copies of the By-laws of the Company and the resolutions adopted by the Board of Directors of the Company authorizing the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby;

                 (d) a copy of the Articles of Incorporation as filed with and certified by the Secretary of the Sate of Texas;

                 (e) a certificate of the Secretary of the State of Texas, dated a recent date, certifying that the Company is in good standing in Texas and that all reports, if any, have been filed as required and that all fees in connection therewith and all franchise taxes have been paid; and

                 (f) such other certificates or documents as the Purchaser or its counsel may reasonably request relating to the transactions contemplated hereby.

         Section 9.8 Company Indebtedness. The Purchasers shall be satisfied that, after giving effect to the transactions contemplated hereby and by the other Transaction Documents, at the Closing (a) the Company will have not less than $40 million of availability under its revolving credit facility (based upon the pro forma consolidated 9/30/97 balance sheet) immediately after the initial funding of the Company's senior credit facilities (such amount to be increased by 61.02% of the principal amount of any 6% Convertible Subordinated Debentures due 2012 ("6% Notes") of the Target outstanding immediately prior to the merger contemplated by the Merger Agreement, (b) the Company shall have entered into the senior credit facilities on the explicit terms set forth in the commitment letter attached hereto, with such additional terms (including but not limited to detailed provisions contemplated by such explicit terms) satisfactory to the Purchasers with not less than $600 million of availability and all conditions to the initial funding thereunder shall have been satisfied;
(c) the Company shall have issued subordinated debt on the explicit terms set forth in the commitment letter attached hereto, with such additional terms (including but not limited to detailed provisions contemplated by such explicit terms) satisfactory to the Purchasers in an amount not less than $135 million; and (d) the Company and the Target shall have no other outstanding (i) Indebtedness for Borrowed Money or preferred stock other than (w) approximately $22 million of Company's and the Target's industrial revenue bonds, (x) approximately $125 million of the Company's 10% Senior Subordinated Notes due 2006 under the Indenture, (y) approximately $117.8 million principal amount of the Target's 6% Notes (to the extent such 6% Notes have not theretofore been converted in accordance with their terms) and (z) other Indebtedness for Borrowed Money not exceeding $1 million. The terms of any of the above outstanding Indebtedness shall not have been amended without the Purchasers' consent.

         Section 9.9 Expenses. The Company shall have paid or reimbursed all Transaction Expenses theretofore incurred by the Purchasers in connection with the Transaction Documents (or made provision satisfactory to the Purchasers for payment or reimbursement of such expenses in the case of expenses incurred but not yet billed to Purchasers) in accordance with the letter agreement dated August 19, 1997 between the Company and Apollo Management, L.P.

         Section 9.10 Condition and Status of the Company and the Target. Since December 31, 1996 and after giving effect to the transactions contemplated by the Transaction Documents, there shall have been no Bankruptcy Event, no Change of Control, no default or event of default under any material Instrument to which the Company or any Subsidiary of the Company is a party and no event or events causing a Material Adverse Effect on the Company after giving effect to the Target Acquisition, nor any developments that could, individually or in the aggregate, in the reasonable opinion of the Purchasers, be expected to result in a Material Adverse Effect on the Company after giving effect to the Target Acquisition. No information relating to (i) events or conditions not disclosed to the Purchasers prior to the date hereof or (ii) new information or additional developments concerning conditions or events previously disclosed to the Purchasers, shall have come to the attention of the Purchasers as a result of their continuing review of the Company and the Target that the Purchasers reasonably believe is likely to have a Material Adverse Effect on the Company after giving effect to the Target Acquisition.

         Section 9.11 Merger Agreement. The Merger Agreement in the form attached hereto shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived, without the prior written consent of the Purchasers. The transactions contemplated by the Merger Agreement (including the issuance of shares of Company Common Stock as contemplated by Section 2.1(e)(i)(B) thereof, without the application of Section 2.4 thereof) shall be closed simultaneously with the Closing, and the Company's shareholders shall have approved, by the required vote, the issuance of Common Stock and Preferred Stock as contemplated hereby and by the Merger Agreement.

         Section 9.12 No Shareholders or Voting Agreements. No shareholders or voting agreements relating to the Company shall be in effect except as may be approved in writing by the Purchasers.

         Section 9.13 Financial Markets. There shall not have occurred after the date hereof a material adverse change in the market for equity financings or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by the Purchasers in their reasonable discretion.

         Section 9.14 Certain Agreements. The Company shall have provided to the Purchasers true and correct copies of all written agreements and understandings (or a written summary of all unwritten agreements and understandings) with any lenders, advisors, or financing sources relating to the transactions contemplated by the Transaction Documents.


                                   ARTICLE 10

                          CONDITIONS PRECEDENT TO THE
                           OBLIGATIONS OF THE COMPANY

         The obligations of the Company to be discharged under this Agreement at the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless waived by the Company at or prior to the Closing):

         Section 10.1 Purchaser Representation and Warranties. The representations and warranties made by the Purchasers in this Agreement shall be true and correct as of the Closing except to the extent that the circumstances or events resulting in the failure of such representations and warranties to be true and correct as of the Closing would not have a Material Adverse Effect on the Company, the Target and their respective Subsidiaries, taken as a whole, after giving effect to the Target Acquisition.

         Section 10.2 Target Investment. Simultaneously with the Closing either (i) the Target Acquisition, (ii) a merger, consolidation or other business combination between the Company and the Target or an investment in, or acquisition of the stock or assets of, the Target by the Company, shall have been consummated.

         Section 10.3 No Legal Action. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.


                                   ARTICLE 11

                                 MISCELLANEOUS

         Section 11.1 Notices. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in person at, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by a reputable overnight courier to, the following addresses (and shall be deemed effective at the time of receipt thereof).

                 If to the Company:

                 Pillowtex Corporation
                 4111 Mint Way
                 Dallas, Texas  75237
                 Attention: John H. Karnes, Esquire, Vice President and
                            General Counsel

                 with copies to:

                 Jones, Day, Reavis & Pogue
                 2001 Ross Avenue, Suite 2300
                 Dallas, Texas 75201
                 Telecopy:  (214) 969-5100
                 Attention:  Henry L. Gompf, Esquire

                 If to the Purchasers:

                 At their respective addresses set forth
                 on Exhibit A hereto

                 with a copy to:

                 Apollo Management, L.P.
                 1999 Avenue of the Stars
                 19th Floor
                 Los Angeles, CA 90067
                 Telecopy: (310) 201-4166
                 Attention: Michael Weiner, Esquire

                 Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                 590 Madison Avenue
                 New York, New York 10022-4616
                 Telecopy: (212) 872-1002
                 Attention: Patrick J. Dooley, Esquire and Eliot Raffkind,
                            Esquire

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

         Section 11.2 Fees and Expenses. The Company agrees to pay to the Purchasers the Transaction Expenses in accordance with the letter agreement dated August 19, 1997 between the Company and Apollo Management L.P. Furthermore, upon termination of this Agreement, the Company shall promptly pay to the Purchasers or an Affiliate of the Purchasers any unpaid Transaction Expenses up to and including the date of such termination. The Company further agrees that if the Target Acquisition is not completed for any reason whatsoever and the Company or any Affiliates, directly or indirectly, receives any advisory, topping, break-up, commitment, funding or similar fee (the "Fee") as a result thereof, the Company hereby covenants to pay the Purchasers, promptly following receipt thereof by the Company or such Affiliates, in the aggregate, the lesser of (i) $2.4 million and (ii) 20% of the amount of the net Fee remaining after payment by the Company of actual out-of-pocket expenses, provided that such expenses shall not include any Fees payable to any advisers or financing sources (but shall include amounts paid by the Company in respect of any expense reimbursement obligations for out-of-pocket expenses payable to any of such parties). The Company hereby warrants that it does not, as of the date hereof, directly or indirectly own any stock or other security of the Target.

         Section 11.3 Amendment; Waiver. The provisions of this Agreement may be modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given, only by written instrument executed and delivered by the Company and holders of a majority of the Preferred Shares. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision or any other provision or as a waiver of the provision itself.

         Section 11.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the provision held to be invalid, illegal or unenforceable.

         Section 11.5 Headings. The index and article and section headings herein are for convenience only and shall not affect the construction hereof.

         Section 11.6 Entire Agreement. This Agreement and the other Investment Agreements embody the entire agreement between the parties relating to the subject matter hereof and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between the Company and the Purchasers, or between or among any of their agents, representatives, parents, Subsidiaries, Affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof are of no further force and effect.

         Section 11.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same instrument.

         Section 11.8 Assignment. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure to the benefit of, the respective successors and assigns of the parties hereto. Subject to Section 7.10, the rights and obligations of either party hereto may not be assigned without the prior written consent of the other parties; provided, however that prior to the Closing, each Purchaser may assign all or any portion of its rights hereunder (along with the corresponding obligations), provided that such Purchaser shall continue to be bound hereby.

         Section 11.9 Third-Party Beneficiaries. Except for Article 6 and Sections 7.3, 7.4, 7.6 and 7.7, 11.2 and 11.11, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         Section 11.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

         Section 11.11 Submission to Jurisdiction; Waiver of Jury Trial. Each of the Company and the Purchasers hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York for purposes of all legal proceedings which may arise hereunder or under any other Transaction Documents. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered certified mail, postage prepaid, to its address specified in Section 11.1 or in any other manner permitted by law. THE COMPANY AND THE PURCHASERS (AND ANY PERSON CLAIMING THROUGH THEM OR PURSUANT TO THIS AGREEMENT) HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE PURCHASER OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PURCHASER'S ENTERING INTO THIS AGREEMENT. The Company hereby irrevocably designates CT Corporation, 1633 Broadway, New York, NY 10019, as the designee, appointee and agent of the Company to receive, for and on behalf of the Company, service of process in such jurisdiction in any legal action or proceeding with respect to this Agreement or any other Investment Agreement. It is expected that a copy of such process served on such agent will be promptly forwarded by mail to the Company at its address set forth in Section 11.1, but the failure of the Company to receive such copy shall not affect in any way the service of such process. The Company further irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered certified mail, postage prepaid, to the Company at such address. Nothing herein shall affect the right of the Purchasers to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

Section 11.12 Further Assurances. The parties agree to use their reasonable efforts to take, or cause to be taken, all further actions as shall be necessary to make effective and consummate the transactions contemplated by this Agreement and the Transaction Documents. The Company shall, on the last day of each month prior to the Closing Date, and on the last day of each Fiscal Quarter after the Closing Date furnish to the Purchasers a certificate signed by an authorized executive officer as to the compliance with its obligations under this Agreement and the other Investment Agreements. At any time that any party hereto is in breach of any representation, warranty, covenant or agreement in this Agreement or any of the other Transaction Documents, such party shall inform the other parties of such breach, and shall take all actions necessary to mitigate the adverse effects of such breach; provided that in no event will disclosure of a breach relieve the breaching party from any of its obligations or affect the rights of any other party hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement.


                                       PILLOWTEX CORPORATION


                                       By: /s/ JEFFREY D. CORDES
                                          --------------------------------------
                                       Name:   Jeffrey D. Cordes
                                       Title:  President & COO

                                       APOLLO INVESTMENT FUND III, L.P.

                                       By:  Apollo Advisors II, L.P.,
                                            Its General Partner

                                       By:  Apollo Capital Management II, Inc.,
                                            Its General Partner

                                       By: /s/ ROBERT A. KATZ
                                          --------------------------------------
                                       Name:   Robert A. Katz
                                       Title:  Vice President

                                       APOLLO OVERSEAS PARTNERS III, L.P.

                                       By:  Apollo Advisors II, L.P.,
                                            Its Managing Partner

                                       By:  Apollo Capital Management II, Inc.,
                                            Its General Partner

                                       By: /s/ ROBERT A. KATZ
                                          --------------------------------------
                                       Name:   Robert A. Katz
                                       Title:  Vice President

                                       APOLLO (UK) PARTNERS III, L.P.

                                       By:  Apollo Advisors II, L.P.,
                                            Its Managing Partner

                                       By:  Apollo Capital Management II, Inc.,
                                            Its General Partner

                                       By: /s/ ROBERT A. KATZ
                                          --------------------------------------
                                       Name:   Robert A. Katz
                                       Title:  Vice President

EXHIBIT A

                                   PURCHASERS

        Name and address              Shares of Preferred      Purchase Price for
          of Purchaser                Stock to be Acquired  Preferred Stock Acquired
          ------------                --------------------  ------------------------
Apollo Investment Fund III, L.P.              59,268              $59,268,000
c/o Apollo Capital Management II, Inc.
1301 Avenue of the Americas
New York, New York  10019
Attention:  Robert Katz
Facsimile:  (212) 261-4102

Apollo Overseas Partners III, L.P.             3,542               $3,542,000
c/o Apollo Capital Management II, Inc.
1301 Avenue of the Americas
New York, New York  10019
Attention:  Robert Katz
Facsimile:  (212) 261-4102

Apollo (UK) Partners III, L.P.                 2,190               $2,190,000
c/o Apollo Capital Management II, Inc.
1301 Avenue of the Americas
New York, New York  10019
Attention:  Robert Katz
Facsimile:  (212) 261-4102

                                   EXHIBIT B

                            STATEMENT OF RESOLUTION
                                      FOR
                        SERIES A REDEEMABLE CONVERTIBLE
                                PREFERRED STOCK
                                       OF
                             PILLOWTEX CORPORATION
                     PURSUANT TO ARTICLE 2.13 OF THE TEXAS
                            BUSINESS CORPORATION ACT



         I, _______________, ___________ of Pillowtex Corporation, a
corporation organized and existing under the Texas Business Corporation Act (the "Company"), DO HEREBY CERTIFY that at a meeting of the Board of Directors on ___________, 1997, at which meeting a quorum was present, the following resolution was adopted:
         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of Article V of the Company's Restated Articles of Incorporation, as amended, a series of Preferred Stock, par value $0.01 per share, of the Company be, and hereby is, created, and the designations, preferences, and relative rights of the shares of such series, and the qualifications, limitations or restrictions thereof, be, and hereby are, as follows:

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Redeemable Convertible Preferred Stock" (the "Preferred Stock") and the number of shares constituting such series initially shall be 200,000.

         Section 2. Definitions. For purposes of this Statement of Resolution, the following definitions shall apply:

                 "1999 EPS" shall mean EPS for the twelve month fiscal year ending December 25, 1999 and shall be calculated on a pro forma basis, assuming the dividend rate on the Preferred Stock for calendar 1997 (if applicable) and calendar 1998 was the Adjusted 1998 Dividend Rate (as defined below) and the dividend rate on the Preferred Stock for calendar 1999 was the Applicable Dividend Rate, and assuming any additional dividends included in such pro forma calculation were paid in additional shares of Preferred Stock (including the effect of all dividends earned on unpaid dividends).

                 "Adjusted 1998 Dividend Rate" shall mean (i) if 1999 EPS is equal to, or greater than, $2.35 (as adjusted pursuant to Section 3), 3% per annum, or (ii) if 1999 EPS is less than $2.35 (as adjusted pursuant to Section
3), 10% per annum.

                 "Affiliate" of any specified Person shall mean:

                          (a)     any other Person which, directly or
                 indirectly, is in control of, is controlled by or is under common control with such specified Person; or

                          (b) any other Person which beneficially owns or holds ten percent or more of any class of the share capital normally entitled to vote in the election of directors of such specified Person; or

                          (c) any other Person of which ten percent or more of the share capital normally entitled to vote in the election of directors of such Person is beneficially owned or held by such specified Person or a subsidiary of such specified Person; or

                          (d)     any other Person who is a director or officer
                 (i) of such specified Person; (ii) of any Subsidiary of such specified Person or (iii) of any Person described in paragraph
                 (a) above; and

for purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                 "Applicable Dividend Rate" shall have the meaning assigned to it in Section 3.

                 "Asset Sales" shall mean the sale or conveyance of assets in one or a series of related transactions (other than inventory sold in the ordinary course of business) having a fair market value in excess of $1,000,000.

                 A "Bankruptcy Event" shall be deemed to have occurred with respect to a Person if such Person shall:

                 (i) generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

                 (ii) apply for, consent to or acquiesce in, the appointment of a liquidator, trustee, receiver, sequestrator or other custodian for itself or any of its material Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

                 (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a liquidator, trustee, receiver, sequestrator or other custodian for itself or any of its material Subsidiaries or for a substantial part of the property of any thereof and such appointment shall not be discharged within 30 days;

                 (iv) commence, or permit or suffer to exist the commencement of, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person or any of its material Subsidiaries, and, if such case or proceeding is not commenced by such Person or any such Subsidiaries, such case or proceeding shall be consented to or acquiesced in by such Person or any of its material Subsidiaries or shall result in the entry of any order for relief or shall remain for 30 days undismissed; or

                 (v)      take any action to authorize any of the foregoing.

                 "Board" shall mean the Board of Directors of the Company.

                 "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

                 "Capital Stock" shall mean any class or series of capital stock of the Company.

                 "Catch Up Dividend" shall have the meaning set forth in
Section 3.

                 "Catch Up Dividend Amount" shall mean an amount of additional shares of Preferred Stock, such that, following the Catch Up Dividend, the holders of the Preferred Stock will have received the aggregate amount of dividends which should have been paid on the Preferred Stock from the Issue Date through and including the last Dividend Payment Date prior to the Final Determination Date, assuming (i) the dividend rate for calendar 1997 (if applicable) and calendar 1998 was the Adjusted 1998 Dividend Rate, (ii) the dividend rate for calendar 1999 was the Applicable Dividend Rate, and (iii) all such additional dividends were paid in additional shares of Preferred Stock when due (including the effect of all dividends earned on unpaid dividends).

                 "Change of Control" shall have the meaning assigned to it in the Indenture except that any transaction or series of transactions in which the Apollo Purchasers (as defined in the Purchase Agreement) or their Affiliates or any transferees of any of the foregoing (either individually or as part of a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquire 50% or more of the Company's capital stock shall not be deemed a Change of Control.

                 "Company" shall mean Pillowtex Corporation, a Texas corporation.

                 "Common Stock" shall mean the Common Stock, par value $0.01, of the Company.

                 "Common Stock's Fair Market Value" shall mean (i) if the Common Stock is listed on a national securities exchange, the closing sale price per share on the principal exchange on which the Common Stock is listed as reported by such exchange, (ii) if the Common Stock is quoted in the National Market System, the closing sale price per share as reported by NASDAQ or (iii) if the Common Stock is traded in the over-the-counter market but not quoted in the National Market System, the average of the closing bid and asked quotations per share as reported by NASDAQ, or any other nationally accepted reporting medium if NASDAQ quotations shall be unavailable.

                 "Control Notice" shall have the meaning assigned to it in
Section 6(c)(ii).

                 "Conversion Date" shall have the meaning assigned to it in
Section 7(c).

                 "Conversion Price" shall mean $24.00 per share; provided that if the Determination Price is less than $23.00 then the Conversion Price shall equal the Determination Price plus $1.00; provided further, that the Conversion Price shall, in any event, be subject to adjustment from time to time as provided in Section 7.

                 "Determination Price" shall mean the average of the closing sales prices of the Company's Common Stock as reported on the New York Stock Exchange Composite Transactions List for each of the 20 consecutive trading days immediately preceding the fifth trading day prior to the Closing Date (as defined in the Agreement and Plan of Merger dated September 10, 1997 among the Company, a Company Subsidiary and the Target).

                 "Dividend Increase" shall have the meaning assigned to it in
Section 3.

                 "Dividend Payment Date" means each of March 31, June 30, September 30 and December 31 upon which quarterly dividend payments are due.

                 "EPS" for any fiscal year shall mean the Company's diluted earnings per share (as calculated based on Financial Accounting Standard Board Statement No. 128) as included in the Company's audited financial statements for such fiscal year, as adjusted to exclude the following items set forth, included or reflected in such audited statements (a) the after-tax effect of any changes in GAAP from September 5, 1997, other than the effects of Financial Accounting Standards Board Statement No. 128, (b) the after-tax effect of any extraordinary gains or losses, and (c) the after-tax effect of gains on Asset Sales.

                 "Event of Noncompliance" shall have the meaning assigned to it in Section 10.

                 "Final Determination Date" shall have the meaning assigned to it in Section 3.

                 "GAAP" shall mean generally acceptable accounting principles consistently applied in the United States, unless any other jurisdiction is specified, in which case it shall be the equivalent set of accounting principles for such jurisdiction.

                 "Indenture" means the Indenture dated as of November 12, 1996, between the Company, certain guarantors described therein and Bank One, Columbus, N.A., as trustee, relating to the Series A and Series B 10% Senior Subordinated Notes of the Company.

                 "Issue Date" shall mean the date of original issuance of the Preferred Stock.

                 "Junior Securities" shall mean Capital Stock of the Company that, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Company, rank junior to the Preferred Stock.

                 "Liquidation Preference" shall have the meaning assigned to it in Section 4.


                 "Majority of the Preferred Stock" shall mean more than 50% of the outstanding shares of Preferred Stock.

                 "Mandatory Redemption Date" shall have the meaning assigned to it in Section 5(b).

                 "Mandatory Redemption Price" shall have the meaning assigned to it in Section 5(b).

                 "Optional Redemption Date" shall have the meaning assigned to it in Section 5(a)(i).

                 "Optional Redemption Price" shall have the meaning assigned to it in Section 5(a)(i).

                 "Parity Securities" shall mean Capital Stock of the Company that, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, ranks on a parity with the Preferred Stock and has a mandatory redemption date on or after the Mandatory Redemption Date.

                 "Participating Holder" shall have the meaning assigned to it in Section 6(c)(ii).

                 "Permitted Indebtedness" shall mean (i) term loans issued pursuant to the Company's senior credit facilities contemplated in Section 9.8(b) of the Purchase Agreement, (ii) the subordinated debt contemplated in
Section 9.8(c) of the Purchase Agreement, (iii) $22 million of the Company's and the Target's industrial revenue bonds, (iv) approximately $125 of the Company's 10% Senior Subordinated Notes due 2006 under the Indenture and (v) approximately $117.8 million principal amount of the Target's 6% Convertible Subordinated Debentures due 2012 ("6% Notes") (reduced to the extent such 6% Notes have theretofore been converted in accordance with their terms).

                 "Person" shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

                 "Preferred Stock" shall mean the Series A Redeemable Convertible Preferred Stock of the Company.

                 "Purchase Agreement" shall mean the Purchase Agreement dated as of September 10, 1997 among the Company and the purchasers named therein pursuant to which 65,000 shares of Preferred Stock are to be issued, including all schedules and exhibits thereto, as such Purchase Agreement may be from time to time amended, modified or supplemented.

                 "Reclassification" shall mean any capital reorganization of the Company, any reclassification of the Common Stock, the consolidation of the Company with or the merger of the Company with or into any other Person, a statutory share exchange having an effect similar to a merger or consolidation, the sale, lease or other transfer of all or substantially all of the assets of the Company to any other Person or any similar transaction. The subdivision or combination of shares of Common Stock issuable upon conversion of shares of Preferred Stock at any time outstanding into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a "Reclassification" of the Common Stock for the purposes of Section 7(d)(iv).

                 "Senior Securities" shall mean Capital Stock of the Company that, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Company, ranks senior to the Preferred Stock or Capital Stock that, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company ranks on a parity with the Preferred Stock and has a mandatory redemption date prior to the Mandatory Redemption Date.

                 "Special Redemption Date" shall have the meaning assigned to it in Section 5(a)(ii).

                 "Special Redemption Price" shall have the meaning assigned to it in Section 5(a)(ii).

                 "Subsidiary" means, as to any Person, (a) any corporation 51% or more of the outstanding shares of capital stock of which having ordinary voting power for the election of directors is owned directly or indirectly by such Person and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has 51% or more of an equity interest at the time.

                 "Target" shall mean Fieldcrest Cannon, Inc., a Delaware corporation.

                 "Target Acquisition" shall have the meaning assigned to it in the Purchase Agreement.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

         Section 3. Dividends. The holders of the outstanding shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, distributions in the form of dividends on each share of Preferred Stock as set forth below:

         (a)     Right to Dividends.

                 (i) Subject to the following provisions, beginning on the Issue Date through and including December 31, 1999, at a rate per annum of 3%;

                 (ii) Beginning on January 1, 2000 through and including the Mandatory Redemption Date, at a rate (the "Applicable Dividend Rate") per annum based upon 1999 EPS as follows: (i) if 1999 EPS is less than $2.35, then the dividend rate shall be 10.0% per annum; (ii) if 1999 EPS is greater than, or equal to, $2.35 but less than $2.70, then the dividend rate shall be 7.0% per annum; and (iii) if 1999 EPS is greater than or equal to $2.70, then the dividend rate shall be 3.0% per annum;

in each case subject to increase as set forth herein.

                 Each of the $2.35 and $2.70 targets for 1999 EPS set forth above shall be (A) appropriately adjusted for (x) subdivisions and combinations of shares of Common Stock, (y)

Reclassifications and (z) dividends on Common Stock payable in shares of Common Stock subsequent to the Issue Date and (B) reduced by an amount equal to (rounded to the nearest hundredth) (x) 0.065 multiplied by (y)(i) $23.00 minus
(ii) the Determination Price, but the provisions of this clause (B) shall only be applicable if the Determination Price is less than $23.00.

         The Company will promptly (and in any event within 5 Business Days) after determination of the 1999 EPS (which date of determination shall be no later than March 31, 2000), send to each record holder of Preferred Stock at its record address a written statement of its calculation of 1999 EPS (including each adjustment thereto for the items described in clauses (a) through (c) of the definition of EPS in Section 2 hereof and any adjustments pursuant to the definition of 1999 EPS in Section 2 hereof), and a negative assurance letter from the Company's auditors to the effect that they have reviewed such 1999 EPS calculation and that nothing has come to the auditors' attention that would cause them to believe that 1999 EPS was not calculated as required by this Statement of Resolution. In the event that the holders of a Majority of the Preferred Stock disagree with the calculation of 1999 EPS ("Disagreeing Holders"), such Disagreeing Holders (or their duly appointed representative) shall notify the Company in writing of such disagreement within 30 days after the applicable notice of such 1999 EPS figure has been sent by the Company. Failure to send such notice of disagreement within such time period shall be deemed acceptance of the Company's 1999 EPS figure absent fraud. Upon receipt of such notice of disagreement, the Company shall provide to the Disagreeing Holders and their representatives (including accountants) access to the books and records of the Company used to calculate such 1999 EPS figure during reasonable business hours, as well as the auditors that reviewed such calculation and the work papers relating to the audit of the Company's financial statements and the review of the 1999 EPS calculation. If, within 30 days of the Company's receipt of such notice of disagreement, agreement as to the proper 1999 EPS calculation cannot be reached, the calculation of such 1999 EPS figure shall be promptly determined by a "big-six" accounting firm, which does not audit the Company and which is mutually acceptable to holders of a majority of the shares held by the Disagreeing Holders and the Company. The Company and such Disagreeing Holders shall promptly (and in any event within 30 days after the expiration of the 30-day period described in the preceding sentence) appoint such accounting firm, and such accounting firm shall use its reasonable best efforts to calculate such 1999 EPS figure within 30 days after its appointment and produce such calculation in writing. The scope of such accounting firm's review of the 1999 EPS calculation shall be limited to the items included in clauses (a) through (c) of the definition of EPS in Section 2 hereof and any adjustments pursuant to the definition of 1999 EPS in Section 2 hereof. Absent fraud, such accounting firm's calculation of the 1999 EPS figure shall be binding on the Company and all holders of Preferred Stock for all purposes of this Statement of Resolution. If such accounting firm's calculation of the 1999 EPS figure is lower than that calculated by the Company, the Company shall bear the fees and expenses of such accounting firm. If such accounting firm's calculation of the 1999 EPS figure is equal to or higher than that calculated by the Company, the Disagreeing Holders shall bear the fees and expenses of such accounting firm.

         If 1999 EPS is less than $2.70 (as adjusted pursuant to this Section
3), then following the date on which the final determination of the 1999 EPS is made ("Final Determination Date"), as contemplated by the preceding paragraph, the Company will, no later than 5 days thereafter, pay to the holders of Preferred Stock the number of additional shares of Preferred Stock (the "Catch Up Dividend") equal to the Catch Up Dividend Amount. In determining dividends payable on the next succeeding Dividend Payment Date following the Final Determination Date, the Company shall assume that the shares of Preferred Stock outstanding on the prior Dividend Payment Date included all additional shares issued in the Catch Up Dividend.

         All dividends shall be cumulative, whether or not declared, on a daily basis from the Issue Date and shall be payable quarterly, in arrears, on each Dividend Payment Date commencing ____________, 199_.* Dividends (in the form of additional dividends due) will compound quarterly on all unpaid dividends from the Dividend Payment Date with respect thereto until the date of payment at the applicable Annual Dividend Rate (as adjusted in accordance with this Section 3).

         From the Issue Date through the fifth anniversary of the Issue Date, dividends declared may be paid, at the Company's option, either in cash or in additional shares of Preferred Stock (other than the Catch Up Dividend, which shall be paid in additional shares of Preferred Stock). Fractional shares of Preferred Stock shall not be issued in certificated form, but shall be deemed outstanding on the books of the Company and held of record by the appropriate stockholder for all purposes, including the payment of dividends. Uncertificated fractional shares held of record by a stockholder, when aggregating a whole share, shall be issued in whole share increments. After the fifth anniversary of the Issue Date, dividends are payable only in cash.

         In the event that after the fifth anniversary of the Issue Date, the Company shall fail to pay dividends in cash on the Dividend Payment Date when due, the Applicable Dividend Rate applicable to any period in which any such dividends remain unpaid shall be increased by 0.5% per quarter for each quarter in which any such dividends remain unpaid (such rate increase, the "Dividend Increase"). The Applicable Dividend Rate plus the Dividend Increase applicable to any period shall not exceed the lesser of (i) 18.0% per annum and (ii) the maximum rate permitted by applicable law. After a Dividend Increase, when the Company pays all accrued and unpaid dividends, and upon the payment of dividends on the next Dividend Payment Date at the rate in effect prior to giving effect to any Dividend Increase, the annual dividend rate shall be decreased to the otherwise Applicable Dividend Rate.

         All dividends shall be paid pro rata to the holders entitled thereto.

         Section 4. Liquidation Rights of Preferred. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any other class of Capital Stock of the Company (other than Parity Securities) whether currently authorized or hereafter created, an amount equal to $1,000 per share plus an amount equal to all accrued and unpaid dividends thereon, whether or not earnings are available in respect of such dividends or such dividends have been declared, to and including the date full payment shall be tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up, and no more (the "Liquidation Preference"). If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Preferred Stock, along with the holders of Parity Securities, if any, shall be





__________________________________

*        The first Dividend Payment Date after the Issue Date.

insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Company shall be distributed ratably to the holders of the Preferred Stock and such Parity Securities on the basis of the amount due on such liquidation if there were sufficient assets held by each such shareholder. Neither a consolidation or merger of the Company with or into any other company nor a merger of any other company with or into the Company, nor a sale or transfer of all or any part of the Company's assets for cash, securities or other property, will be considered a liquidation, dissolution or winding up of the Company.

         Section 5.  Redemptions.

         (a)     Optional Redemption.

                 (i) The Company may, at the option of the Board of Directors, redeem, to the extent of funds legally available therefor, at any time on or after the fourth anniversary of the Issue Date, in whole or in part, in the manner provided for in Section 5(c) hereof, any or all of the shares of the Preferred Stock, at a redemption price per share equal to (x) the Liquidation Preference plus (y) (A) the Redemption Premium (as defined below) multiplied by (B) the Liquidation Preference (minus any accrued and unpaid dividends from the Dividend Payment Date prior to the Optional Redemption Date). The "Redemption Premium" shall equal the Applicable Dividend Rate on the Preferred Stock on the fourth anniversary of the Issue Date and shall decline ratably (pursuant to the table attached hereto as Annex I) from the fourth anniversary of the Issue Date to the Mandatory Redemption Date so that at the Mandatory Redemption Date the Redemption Premium of the Preferred Stock under this Section 5(a)(i) (y) shall be equal to zero. The redemption price per share determined under this Section 5(a)(i) is referred to herein as the "Optional Redemption Price" and the date fixed for redemption in accordance with Section 5(c) below is the "Optional Redemption Date." In the event of a redemption pursuant to this Section 5(a)(i) of only a portion of the then outstanding shares of the Preferred Stock, the Company shall effect such redemption on a pro rata basis according to the number of shares held by each record holder of the Preferred Stock, except that the Company may redeem such shares held by holders of fewer than 10 shares (or shares held by holders who would hold less than 10 shares as a result of such pro rata redemption), without regard to the pro rata requirements of this sentence.

                 (ii) To the extent a Change of Control has occurred and the Company has received a Control Notice from Participating Holders, the Company may, at the option of the Board, redeem, to the extent of funds legally available therefor all, but not less than all, of the Preferred Stock held by such Participating Holders on a date fixed by the Company, which date shall be no less than 20 days nor more than 90 days after receipt of the Control Notice or if the Control Notice is received more than 20 days prior to the date of the Change of Control no later than the date of the Change of Control (the "Special Redemption Date") in the manner provided for in Section 5(c) below at a redemption price per share equal to 101% of the Liquidation Preference (including, without limitation, an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Special Redemption Date to the Special Redemption Date) (the "Special Redemption Price").

         (b) Mandatory Redemption. On ________, 200_* (the "Mandatory Redemption Date") the Company shall redeem, to the extent of funds legally available therefor, in the manner provided for in Section 5(c) hereof, all of the shares of the Preferred Stock then outstanding at a redemption price per share equal to the Liquidation Preference (including, without limitation, an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the Mandatory Redemption Date to the Mandatory Redemption Date) (the "Mandatory Redemption Price").

         (c)     Procedures for Redemption.

                 (i)      At least thirty (30) days and not more than sixty
(60) days prior to the date fixed for any redemption of the Preferred Stock in accordance with Section 5(a)(i) or Section 5(b) and at least five days prior to the Special Redemption Date for any redemption of the Preferred Stock in accordance with Section 5(a)(ii), written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each holder of record on the mailing date of such notice at such holder's address as it appears on the stock books of the Company (and by facsimile, if a record holder has provided a facsimile contact); provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or to whom such notice was defective. Any holder of Preferred Stock may exercise its conversion rights under Section 7(a) at any time up until 5:00 p.m. New York City time on the Business Day prior to the date fixed for redemption in accordance with this Section 5 (the "Redemption Date") and if not exercised prior to such time, such redemption right shall expire unless the Company defaults in making the payment due on redemption. The Redemption Notice shall state:

                          (A)     whether the redemption is pursuant to Section
5(a)(i), 5(a)(ii) or 5(b) hereof;

                          (B)     the Optional Redemption Price, the Special
Redemption Price or Mandatory Redemption Price, as the case may be;

                          (C)     whether all or less than all the outstanding
shares of the Preferred Stock are to be redeemed and the total number of shares of the Preferred Stock being redeemed;

                          (D)     the Redemption Date;

                          (E)     that the holder is to surrender to the
Company or its transfer agent, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Preferred Stock to be redeemed; and

                          (F)     that dividends on the shares of the Preferred
Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price, the Special Redemption Price or the Mandatory Redemption Price, as the case may be.





__________________________________

*        Date is 10# years after the Issue Date.

                 (ii) Each holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Special Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                 (iii) On and after the Redemption Date, unless the Company defaults in the payment of the applicable redemption price, dividends on the Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, Special Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

         Section  6. Voting Rights.

         (a) General. The holders of Preferred Stock, except as otherwise required under Texas law or as set forth in Sections 6(b) and 6(c) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Company.

         (b) Amendments to Articles of Incorporation; Mergers and Similar Transactions. So long as any shares of the Preferred Stock are outstanding, the Company shall not (i) amend its Restated Articles of Incorporation (including this Statement of Resolution) so as to: (A) affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Preferred Stock or (B) authorize the issuance of additional shares of any class of Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Senior Securities) or (ii) merge, consolidate or enter into any other Reclassification that would (A) materially affect adversely the special or relative rights, preferences, privileges or voting rights of the Preferred Stock, or (B) result in a breach of any of the Company's obligations under this Statement of Resolution, without, in any such case, the affirmative vote or consent of holders of at least a Majority of the Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing (to the extent permitted under the Company's Restated Articles of Incorporation) or by resolution adopted at an annual or special meeting of shareholders. Notwithstanding the foregoing, any amendment to the Restated Articles of Incorporation (including this Statement of Resolution) that would alter in any material respect the dividend rates, liquidation preference, redemption rights or conversion rights of the Preferred Stock shall require the affirmative vote or consent of each holder of Preferred Stock.

         (c)     Election of Directors.

                 (i) The foregoing notwithstanding, in the event of the Company's failure to pay dividends in accordance with Section 3, or the occurrence of one or more Events of Noncompliance, within 10 Business Days of such failure or such event, as the case may be, the Company shall notify each holder of Preferred Stock thereof in writing, and the number of directors constituting the Board shall thereupon be automatically increased so that the number of new directorships of the Board so created will constitute at least 25.0% (rounded up to the nearest whole number) of the entire Board, after giving effect to such increase, and the holders of the Preferred Stock shall have, in addition to the other voting rights provided herein, the exclusive and special right, voting separately as a class, to elect directors to fill such newly created directorships (and to fill any vacancy in such directorships until such time as the special voting rights provided by this Section 6(c)(i) shall terminate as set forth below). If the event giving rise to the special voting rights was a failure to pay dividends or an Event of Noncompliance described in Section 10(a)(iii), the special voting rights will continue until all accrued and unpaid dividends have been paid in full or all Events of Noncompliance have been cured, as the case may be, subject to revesting in the event of any future failure to pay dividends in accordance with the terms hereof or a subsequent Event of Noncompliance. Except as provided in the prior sentence, the special voting rights provided by this Section 6(c)(i) shall continue as long as any Preferred Stock is outstanding. If the special voting rights provided by this
Section 6(c)(i) terminate, the terms of the additional directors elected by the holders of Preferred Stock pursuant to this Section 6(c)(i) shall terminate and the number of directors constituting the Board shall then be decreased to such number as constituted the whole Board immediately prior to the occurrence of the event giving rise to such special voting rights. The special voting rights provided in this Section 6(c)(i) shall not preclude or affect the exercise of any other rights or remedies provided hereby or by agreement, by law or otherwise upon the occurrence of any event giving rise to such special rights.

                 (ii) The foregoing notwithstanding, the Company will give notice to each holder of Preferred Stock within five days after the Company becomes aware of any Change of Control that has occurred or is reasonably likely to occur and, if a Change of Control occurs, the holders of a Majority of the Preferred Stock shall, by written notice to the Company and the other holders of Preferred Stock delivered before or 15 days after the Change of Control (a "Control Notice") have the right to elect a majority of the Board in accordance with this Section 6(c)(ii), unless the Company has theretofore redeemed shares of any holder of Preferred Stock participating in a Control Notice (each, a "Participating Holder") in accordance with Section 5(a)(ii). Any holder of Preferred Stock may, at any time within ten days after receipt of the Control Notice, elect to become a Participating Holder by delivery of written notice of such election to the Company and the other Participating Holders. If a Control Notice is received by the Company and the Company has not redeemed the shares of Preferred Stock held by all Participating Holders, upon the later to occur of (i) the occurrence of such Change of Control and
(ii) the date that the Company's redemption rights under Section 5(a)(ii) shall have expired, the number of directors constituting the Board shall thereupon be automatically increased by such number as will be necessary to constitute a majority of the total number of the members, after giving effect to such increase, of such Board, and the holders of the Preferred Stock shall have, in addition to the other voting rights provided herein, the exclusive, special and continuing right, voting separately as a class, to elect directors to fill such newly created directorships (and to fill any vacancy in such directorships) and to continually elect at least a majority of the Board as long as any Preferred Stock is outstanding.

                 (iii) The directors to be elected (or if such directors have been previously elected and any vacancy shall exist, such vacancy to be filled) by the holders of Preferred Stock (voting as a class) shall be elected (or filled) at (i) annual meetings of the shareholders of the Company, or (ii) a special meeting of the holders of Preferred Stock for the purpose of electing such directors (or filling any such vacancy), to be called by the Secretary of the Company upon the written request of the holders of record of 10% or more of the number of shares of Preferred Stock then outstanding; provided, however, that if the Secretary of the Company shall fail to call any such meeting within

10 days after any such request, such meeting may be called by any holder of Preferred Stock designated for that purpose by the holders of record of 10% or more of the number of shares of Preferred Stock then outstanding. At any meeting or at any adjournment thereof held for the purpose of electing directors at which the holders of shares of Preferred Stock shall have the special voting right provided by this Section 6(c), the presence, in person or by proxy, of the holders of the equivalent of a Majority of the Preferred Stock shall be required to constitute a quorum for the election of any director by the holders of the Preferred Stock exercising such special right. The special right of holders of shares of Preferred Stock under this Section 6(c) may be exercised by the written consent of the holders of shares of Preferred Stock then outstanding in accordance with the law of the Company's jurisdiction of incorporation at such time to the extent permitted by the Company's Restated Articles of Incorporation.

                 (i) The foregoing notwithstanding, in the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Preferred Stock pursuant to Section 6(c), the remaining director or directors so elected by the holders of the Preferred Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is only one such director), elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Preferred Stock, or any director so elected as provided in the next preceding sentence hereof, shall be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a Majority of the Preferred Stock.

                 (ii) The Company shall promptly take all necessary action to facilitate the implementation of the rights of the holders of Preferred Stock to appoint directors that are provided for under this Section 6.

         Section 7. Conversion Rights.

         The Preferred Stock shall be convertible into Common Stock as follows:

         (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 7, the holder of any shares of Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any shares of Preferred Stock into the number of fully paid and nonassessable shares of Common Stock set forth in Section 7(b).

         (b) Conversion Price. Each share of Preferred Stock converted pursuant to Section 7(a) shall be converted into such number of shares of Common Stock as is determined by dividing (i) the sum of (A) $1,000 plus (B) any dividends on such share of Preferred Stock which such holder is entitled to receive, but has not yet received (including, without limitation, an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Conversion Date to the Conversion Date), by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price shall be subject to adjustment as set forth in Section 7(d).

         (c) Mechanics of Conversion. The holder of any shares of Preferred Stock may exercise the conversion right specified in Section 7(a) as to any part thereof by surrendering to the Company or any transfer agent of the Company the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby. Conversion shall be considered to have been effected on the date when a holder of Preferred Stock delivers notice of an election to convert shares of Preferred Stock to the Company accompanied by certificates representing such shares, and such date is referred to herein as the "Conversion Date." Subject to the provisions of
Section 7(d), as promptly as practicable thereafter (and after surrender of the certificate or certificates evidencing the shares of Preferred Stock or delivery to the Company of an affidavit and indemnity with respect to such certificates), the Company shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 7(h) hereof. Subject to the provisions of Section 7(d), the Person in whose name the certificate or certificates for Common Stock are to be issued shall be considered to have become a holder of record of such Common Stock on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate evidencing shares of Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered. The Company will use its best efforts to deliver all stock certificates required by this Section 7(c) within three business days after the Conversion Date.

         (d) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

                          (i) Stock Dividends. If the number of shares of Common Stock outstanding at any time after the date of issuance of Preferred Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Conversion Price shall be appropriately reduced so that the holder of any shares of Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Company which he would have received immediately following such action had such shares of Preferred Stock been converted immediately prior thereto.

                          (ii) Combination of Stock. If the number of shares of Common Stock outstanding at any time after the date of issuance of Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then immediately after the effective date of such combination, the Conversion Price shall be appropriately increased so that the holder of any shares of Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock which he would have received immediately following such action had such shares of Preferred Stock been converted immediately prior thereto.

                          (iii)   Adjustments for Other Dividends and
                 Distributions. In the event the Company at any time or from time to time after the Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other rights of the Company other than a dividend or other distribution payable solely in shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or other rights of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or other rights receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Preferred Stock.

                          (iv) Reclassification, etc. In case of any Reclassification, each share of Preferred Stock shall, after such Reclassification, be convertible into the number of shares of stock or other securities or property to which the holder of the Common Stock issuable (at the time of such Reclassification) upon conversion of such share of Preferred Stock would have been entitled upon such Reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as possible, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock. If the holders of Common Stock have an election with respect to the stock, securities or other property to be received upon a Reclassification, the same election shall be afforded to the holders of Preferred Stock.

                          (v) Rounding of Calculations. All calculations under this Section 7(d) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be.

                          (vi) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 7(d) shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event by
                 (A) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment, and
                 (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to Section 7(h) hereof; provided, however, that the Company upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash upon the occurrence of the event requiring such adjustment.

         (e) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 7(d), the Company shall forthwith file, at the office of any transfer agent for such Preferred Stock and at the principal office of the Company, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Preferred Stock at the address appearing on the Company's records. Each such statement shall be signed by the Company's independent public accountants. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 7(f).

         (f) Notice to Holders. In the event the Company shall propose to take any action of the type described in Section 7(d)(i), (ii), (iii), or (iv) the Company shall give notice to each holder of shares of Preferred Stock affected by such action in the manner set forth in this Section 7(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in the case of any other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (g)     Costs.   The Company shall pay all documentary, stamp,
transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Company upon conversion of any shares of Preferred Stock; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

         (h) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Common Stock's Fair Market Value on the date of conversion.

         (i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (j) Notices. All notices and other communications required by the provisions of this Section 7 shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to each holder of record at the address of such holder appearing on the books of the Company. Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

         (k) No Dilution or Impairment. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

         Section 8.  Restrictions and Limitations.

         (a) So long as any shares of Preferred Stock remain outstanding and except as set forth below, the Company shall not, and shall not permit any Subsidiary to, without the vote or written consent by the holders of a Majority of the Preferred Stock:

                 (i)      (A)     Declare or pay any dividend or make any other
payment or distribution on account of the Equity Interests of the Company (other than in respect of the Preferred Stock) or any of its Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Equity Interests of the Company or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Senior Securities or Parity Securities (except that dividends payable on Parity Securities issued in accordance with the provisions hereof solely in Parity Securities of the same class or series, as the case may be, shall be permitted) of the Company, dividends or distributions payable to the Company or any Subsidiary of the Company or dividends or distributions made by a Subsidiary of the Company to all holders of its Common Stock on a pro rata basis)); and

                          (B)     Make any payment on or in respect of, or
purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests (other than the Preferred Stock in accordance with Section 5 or any Equity Interests owned by the Company or any Subsidiary of the Company) except at Stated Maturity.

                 All such payments and other actions set forth in clauses (A) and (B) above shall be collectively referred to as "Restricted Payments".

                 Notwithstanding the foregoing, the Company shall be permitted to make Restricted Payments if, at the time of and after giving effect to such Restricted Payment:

                 (I) No Event of Noncompliance shall have occurred and be continuing or would occur as a consequence thereof; and

                 (II) The Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to occur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 8 (a)(v); and

                 (III) Such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (v) and (w) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company or conversion of the 6% Notes) subject to the provisions of Section 8(a)(vii), plus (iii) $7.5 million.

                 The foregoing provisions will not prohibit (u) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Section 8(a)(i); (v) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Parity Securities); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (ii) of paragraph (III) above; (w) the defeasance, redemption or repurchase of Junior Securities or Parity Securities with the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Parity Securities); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (ii) of paragraph (III) above; (x) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date ; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any 12-month period plus the aggregate cash proceeds received by the Company during such 12-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, and (B) no Event of Noncompliance shall have occurred and be continuing immediately after such transaction; and (y) so long as no Event of Noncompliance shall have occurred and be continuing, ordinary dividends paid by the Company in respect of its Common Stock in an aggregate amount not to exceed $2.5 million since the Issue Date.

                 The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors or a committee of the Board of Directors having at least one Independent director set forth in an Officers' Certificate delivered to each holder of Preferred Stock) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to each holder of Preferred Stock an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 8(a)(i) were computed, which calculations may be based upon the Company's latest available financial statements.

                 For purposes of this Section 8(a)(i), capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture as in effect on the Issue Date.

                 (ii) Authorize or issue, or obligate itself to issue, any Senior Securities;

                 (iii) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

                 (iv) Enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate, be in conflict with, restrict or burden the rights of the holders of Preferred Stock, or the Company's ability to perform its obligations hereunder;

                 (v) Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) or issue any Parity Securities (other than as contemplated by Section 3) unless the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Parity Securities are issued would have been at least 1.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Parity Securities had been issued, as the case may be, at the beginning of such four-quarter period.

         The foregoing provisions will not apply to:

                          (A) the incurrence by the Company of Indebtedness under the Credit Agreement (and guarantees thereof by the Guarantors) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed the greater of(x) $175.01 million and (y) the sum of (A) 80%* of the Eligible Accounts Receivable and (B) 65%* of Eligible Inventory, less, in the case of each of clause (x) and clause (y), the aggregate amount of all Net Proceeds of Asset





__________________________________

* These figures shall be adjusted at the Issue Date to the extent any less restrictive amounts or percentages are contained in the comparable provisions of each of the applicable Loan Documents (as defined in the Purchase Agreement).

         Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to Section 4.10 of the Indenture as in effect on the Issue Date;

                          (B) the incurrence by the Company of Permitted Indebtedness;

                          (C) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions), mortgage financing or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

                          (D) the incurrence by the Company or any of its Subsidiaries of Indebtedness ("Refinancing Indebtedness") in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Permitted Indebtedness or Indebtedness that was permitted to be incurred hereunder, provided that the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded;

                          (E) the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries;

                          (F) the incurrence by the Company of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk;

                          (G) the incurrence by the Company of Hedging Obligation under commodity hedging and currency exchange agreements; provided that, such agreements were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business;

                          (H) the incurrence of Indebtedness of a guarantor represented by guarantees of Indebtedness of the Company that has been incurred in accordance with the terms hereof; and

                          (I) the incurrence by the Company of Indebtedness or the issuance by the Company of Junior Securities or Parity Securities (in addition to Indebtedness, Junior Securities or Parity Securities permitted by any other clause of this Section 8(a)(v) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0* million.





__________________________________
* These figures shall be adjusted at the Issue Date to the extent any less restrictive amounts or percentages are contained in the comparable provisions of each of the applicable Loan Documents (as defined in the Purchase Agreement).

                 For purposes of this Section 8(a)(v), capitalized terms used and not defined herein shall the meanings assigned to them in the Indenture as in effect on the Issue Date.

                 (vi) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(A) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving the aggregate consideration in excess of $2.0 million, the Company delivers to each holder of Preferred Stock a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (A) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (C) with respect to an Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, the Company delivers to each holder of Preferred Stock an opinion as to the fairness to the holders of Preferred Stock of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors or the payment of fees and indemnities to directors of the Company and its Restricted Subsidiaries in the ordinary course of business and consistent with the past practices of the Company or such Subsidiary, (x) loans or advances to employees in the ordinary course of business, (y) transactions between or among the Company and/or its Wholly Owned Subsidiaries and (z) Restricted Payments that are permitted by the provisions of Section 8(a)(i), in each case, shall not be deemed Affiliate Transactions.

         For purposes of this Section 8(a)(vi), capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture as in effect on the Issue Date.

                 (vii) Make any Restricted Investment (as such term is defined in the Indenture as in effect on the Issue Date) unless the Company could borrow an additional $1.00 of Indebtedness under the Fixed Charge Coverage Ratio in Section 8(a)(v) above; except that, notwithstanding the foregoing, the Company shall be permitted to make a Restricted Investment if
(x) such Restricted Investment is made after the Issue Date and is sold for cash or otherwise liquidated or repaid for cash, in an amount equal to the lesser of (a) the cash return of capital with respect to such Restricted Investment (less the cost of disposition) and (b) the initial amount of such Restricted Investment or (y) such Restricted Investment is in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than any Senior Securities and Parity Securities); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Investment made under
(x) and (y) above shall be excluded from Section 8(a)(i)(III)(ii).

         Section 9.  No Reissuance of Preferred Stock.

         No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

         Section 10.  Events of Noncompliance.

         (a) Definition. An Event of Noncompliance will be deemed to have occurred if:

                 (i) the Company fails to make any redemption payment with respect to the Preferred Stock which it is obligated to make hereunder, whether or not such payment is legally permissible;

                 (ii) the Company breaches or otherwise fails to perform or observe the provisions of Section 8;

                 (iii) the Company breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or any covenant or agreement set forth in the Purchase Agreement (other than a covenant or agreement set forth in Section 5.14 (the breach of which Section 5.14 shall not be considered an Event of Noncompliance under this Section 10(a)(iii)) or in
Article 7 of the Purchase Agreement) and such breach or failure to perform or observe continues for a period of 60 days after notice thereof from any holder of Preferred Stock; or the Company breaches or otherwise fails to perform or observe any covenant or agreement set forth in Article 7 of the Purchase Agreement and such breach or failure to perform or observe continues for a period of 30 days after notice thereof from any holder of Preferred Stock; or

                 (iv) a Bankruptcy Event occurs with respect to the Company or any Subsidiary.

                 The Company shall promptly (and in any event within five days) after learning of (x) any failure by the Company to observe any covenant or agreement contained herein or in the Purchase Agreement or (y) any Event of Noncompliance, give notice thereof to each holder of Preferred Stock.

         (b)     Consequences of Certain Events of Noncompliance.

                 (i) If an Event of Noncompliance (other than the failure to pay timely dividends, which affects the dividend rate of the Preferred Stock as provided in Section 3) has occurred, the dividend rate on the Preferred Stock shall increase immediately to the lesser of (A) 18% per annum and (B) the maximum rate permitted by applicable law, and shall remain at such rate as long as any Preferred Stock is outstanding; provided, however, that if the Event of Noncompliance is one under Section 10(a)(iii), upon the cure of such Event of Noncompliance, the dividend rate shall be that which would otherwise be applicable but for the application of this Section 10(b)(i).

                 (ii) If any Event of Noncompliance has occurred, each holder of Preferred Stock will also have (A) rights pursuant to Section 6(c)(i), (B) any other rights which such holder may have been afforded under any contract or agreement at any time and (C) any other rights which such holder may have pursuant to applicable law.

         Section 11. Waivers. With the written consent of holders of a Majority of the Preferred Stock (or each holder of Preferred Stock to the extent required pursuant to the last sentence of Section 6(b)), the obligations of the Company and the rights of the holders of the Preferred Stock under this Statement of Resolution may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Upon the effectuation of each such waiver, the Company shall promptly give written notice thereof to the holders of Preferred Stock who have not previously consented thereto in writing.

                                                                         ANNEX I


                                                                           APPLICABLE DIVIDEND RATE
                                                               --------------------------------------------------------
                 REDEMPTION PREMIUM APPLICABLE DURING THE                        3%               7%             10%
                 FOLLOWING YEARS AFTER THE ISSUE DATE:                           --               --             ---

                                                                  1           Non-Call         Non-Call        Non-Call
                                                                  2           Non-Call         Non-Call        Non-Call
                                                                  3           Non-Call         Non-Call        Non-Call
                                                                  4           Non-Call         Non-Call        Non-Call
                                                                  5             3.000%           7.000%         10.000%
                                                                  6             2.400%           5.600%          8.000%
                                                                  7             1.800%           4.200%          6.000%
                                                                  8             1.200%           2.800%          4.000%
                                                                  9             0.600%           1.400%          2.000%
                                                                  10            0.000%           0.000%          0.000%


To the extent a different Applicable Dividend Rate applies, a similar ratable decline shall apply.

         I, THE UNDERSIGNED, being the _______________ of Pillowtex Corporation, do hereby execute this Statement of Resolution, declaring and certifying under penalties of perjury that the facts herein stated are true, and accordingly have hereunto set my hand this _____ day of __________, 1997.



                                              __________________________________
                                              __________________________________
                                              __________________________________

                                    ATTEST:


                                              __________________________________
                                              __________________________________
                                              __________________________________